FILED PURSUANT TO RULE 424(B)(3)
                                                  REGISTRATION NUMBER 333-134628

                           PROSPECTUS SUPPLEMENT NO. 4
                    (TO THE PROSPECTUS DATED AUGUST 6, 2007)



                            26,646,589 COMMON SHARES

                           CASTLEPOINT HOLDINGS, LTD.

                           --------------------------

      This prospectus supplement No. 4 supplements the prospectus dated August 6, 2007 relating to the sale of up to 26,646,589 of the common shares of CastlePoint Holdings, Ltd. by the selling shareholders named in the prospectus, as supplemented by supplement No. 1 dated August 14, 2007, supplement No. 2 dated October 1, 2007 and supplement No. 3 dated November 7, 2007 (as so supplemented, the "prospectus"). The selling shareholders will receive all proceeds from the sale of the common shares, and therefore we will not receive any of the proceeds from their sale of our shares.

      This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement No. 4. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus with respect to the securities described above. The information contained herein and attached hereto supplements and supersedes, in part, the information contained in the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

      INVESTING IN OUR SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18 OF THE PROSPECTUS TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR SHARES.

      This prospectus supplement is filed for the purpose of including the information contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 14, 2007.

                           --------------------------

      NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE REGISTRAR OF COMPANIES IN BERMUDA OR THE BERMUDA MONETARY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

             The date of this prospectus supplement No. 4 is November 14, 2007

================================================================================
                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

(Mark One)

        |X| QUARTERLY  REPORT  PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
            EXCHANGE ACT OF 1934
            For the quarterly period ended September 30, 2007

        |_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934
            For the transition period from_________________to_________________

                          Commission File No. 001-33374

                           CastlePoint Holdings, Ltd.
             (Exact name of registrant as specified in its charter)

            Bermuda                                                 N/A
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                        Victoria Hall, 11 Victoria Street
                             Hamilton HM 11, Bermuda
               (Address of principal executive offices) (Zip code)
                                 (441) 294-6409
              (Registrant's telephone number, including area code)

                             ----------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                                  Yes |X| No |_|

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_|   Accelerated filer |_|    Non-accelerated filer |X|


     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
                                                                  Yes |_| No |X|

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 38,289,430 common shares, par value $0.01 per share, as of November 9, 2007.

                                TABLE OF CONTENTS

                                                                            PAGE

Part I - FINANCIAL INFORMATION...............................................1

Item 1.  Financial Statements................................................1

Item 2.  Management's Discussion and Analysis of Financial Condition and
         Results of Operations..............................................16

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.........32

Item 4T.  Controls and Procedures...........................................33

Part II - OTHER INFORMATION.................................................33

Item 1.  Legal Proceedings..................................................33

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds........33

Item 4.  Submission of Matters to a Vote of Security Holders................34

Item 6.  Exhibits...........................................................34


                                EXPLANATORY NOTE

     This quarterly report is filed by CastlePoint Holdings, Ltd., a Bermuda company limited by shares (the "Company"). Unless the context requires otherwise or unless stated otherwise, the terms "we", "our" and "us" refer to the Company and its subsidiaries.

                         PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

                           CastlePoint Holdings, Ltd.
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                                              September 30, December 31,
                                                                                                   2007          2006
                                                                                              ------------- -------------
                                                                                              ($ in thousands, except par
                                                                                                value and share amounts)
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $494,769 for
 2007; $293,878 for 2006)                                                                      $    494,332  $    295,527
Equity securities, available-for-sale, at fair value (cost $46,233 for 2007; $0 for 2006)            40,085            --
Short-term investments, available-for-sale, at fair value (amortized cost $0 for 2007; $51,626
 for 2006)                                                                                               --        51,638
                                                                                              ------------- -------------
    Total available-for-sale investments                                                            534,417       347,165
Investment in Tower Group, Inc. preferred stock                                                          --        40,000
Investment in partnerships, equity method                                                             9,351            --
Common trust securities - statutory business trusts, equity method                                    4,022         3,094
                                                                                              ------------- -------------
    Total investments                                                                               547,790       390,259
Cash and cash equivalents                                                                           127,576        34,784
Accrued investment income                                                                             4,049         2,211
Assumed premiums receivable (primarily with related parties - See note 3 )                           93,111        44,930
Premiums receivable - programs (primarily with related parties - See note 3 )                         2,644         1,295
Prepaid reinsurance premiums                                                                          2,343            --
Deferred acquisition costs (primarily with related parties - See note 3)                             55,613        30,363
Deferred income taxes                                                                                 4,067         1,089
Deferred financing fees                                                                               3,703         3,084
Funds held by reinsured companies                                                                     3,049           577
Other assets                                                                                          2,085         2,750
                                                                                              ------------- -------------
    Total Assets                                                                               $    846,030  $    511,342
                                                                                              ============= =============
Liabilities and Shareholders' Equity
Liabilities
Loss and loss adjustment expenses (primarily with related parties - See note 3)                $    100,810  $     34,192
Unearned premium (primarily with related parties - See note 3)                                      164,359        86,181
Assumed losses payable (primarily with related parties - See note 3)                                  3,798         3,496
Premiums payable-programs (primarily with related parties - See note 3)                               5,799         1,072
Accounts payable and accrued expenses                                                                 1,658         2,869
Payable for securities                                                                               21,703            --
Other liabilities                                                                                     1,105           725
Subordinated debentures                                                                             134,022       103,094
                                                                                              ------------- -------------
   Total Liabilities                                                                                433,254       231,629
                                                                                              ------------- -------------
Shareholders' Equity
Common shares ($0.01 par value, 100,000,000 shares authorized; 38,289,430 and 29,580,000
 shares issued in 2007 and 2006)                                                                        383           296
Additional paid-in-capital                                                                          384,492       269,472
Accumulated other comprehensive net (loss) income                                                    (5,863)        1,657
Retained earnings                                                                                    33,764         8,288
                                                                                              ------------- -------------
   Total Shareholders' Equity                                                                       412,776       279,713
                                                                                              ------------- -------------
   Total Liabilities and Shareholders' Equity                                                  $    846,030  $    511,342
                                                                                              ============= =============

        See accompanying notes to the consolidated financial statements

                           CastlePoint Holdings, Ltd.
                      Consolidated Statements of Income and
                              Comprehensive Income
                                   (Unaudited)

                                                                          Three Months Ended                Nine Months Ended
                                                                             September 30,                     September 30,
                                                                         2007             2006            2007             2006
                                                            ------------------ --------------- ---------------- ---------------
                                                                   ($ in thousands, except share and per share amounts)
Revenues
   Net premiums earned (primarily with related parties - See
    note 3)                                                   $        65,610    $      27,003   $     167,146    $      47,390
   Insurance service revenue (primarily with related parties
    - See note 3)                                                       1,667              854           3,902            1,392
   Net investment income                                                7,538            3,791          21,417            6,697
   Net realized investment (losses) gains                                 (79)               7             (98)              10
                                                            ------------------ --------------- ---------------- ---------------
     Total revenues                                                    74,736           31,655         192,367           55,489
                                                            ------------------ --------------- ---------------- ---------------
Expenses
  Loss and loss adjustment expenses (primarily with related
   parties - See note 3)                                               34,482           13,919          87,790           25,297
  Commission and other acquisition expenses (primarily with
   related parties - See note 3)                                       24,147            9,903          60,110           17,421
  Other operating expenses                                              4,268            2,448          11,983            8,998
  Interest expense                                                      2,254               --           6,608               --
                                                            ------------------ --------------- ---------------- ---------------
      Total expenses                                                   65,151           26,270         166,491           51,716
                                                            ------------------ --------------- ---------------- ---------------
Income before income taxes                                              9,585            5,385          25,876            3,773
Income tax benefit                                                        956               --           2,254               --
                                                            ------------------ --------------- ---------------- ---------------
Net income                                                    $        10,541    $       5,385   $      28,130    $       3,773
                                                            ================== =============== ================ ===============

Comprehensive Income
  Net income                                                  $        10,541    $       5,385   $      28,130    $       3,773
  Other comprehensive income:
     Gross unrealized investment holding (losses) gains
      arising during period                                            (2,032)           3,471          (7,977)           2,141

      Less: reclassification adjustment for gains included
       in net income                                                      287                7             268               10
                                                            ------------------ --------------- ---------------- ---------------
                                                                       (2,319)           3,465          (8,245)           2,131
     Income tax recovery related to items of other
      comprehensive income                                                140               --             725               --
                                                            ------------------ --------------- ---------------- ---------------
     Total other comprehensive (loss) income                           (2,179)           3,465          (7,520)           2,131
                                                            ------------------ --------------- ---------------- ---------------
        Comprehensive Income                                  $         8,362    $       8,850   $      20,610    $       5,904
                                                            ================== =============== ================ ===============

Earnings Per Share
  Basic earnings per common share                             $          0.28    $        0.18   $        0.79    $        0.22
                                                            ================== =============== ================ ===============
  Diluted earnings per common share                           $          0.27    $        0.18   $        0.78    $        0.22
                                                            ================== =============== ================ ===============

Weighted Average Common Shares Outstanding:
  Basic                                                            38,277,148       29,580,000      35,658,652       17,075,431
  Diluted                                                          38,549,306       29,780,879      36,008,824       17,075,431

         See accompanying notes to the consolidated financial statements

                           CastlePoint Holdings, Ltd.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                       Nine Months Ended September 30,
                                                                                 2007             2006
                                                                      ---------------- ----------------
                                                                              ($ in thousands)
Cash flows from operating activities:
 Net income                                                              $     28,130    $       3,773
 Adjustments to reconcile net income to net cash provided by (used in)
  operations:
   (Gain)/ loss on sale of investments                                             98              (10)
   Depreciation and amortization                                                  131                9
   Amortization of bond premium or discount                                      (438)            (219)
   Equity in limited partnership                                                  499
   Amortization of stock-based compensation expense                             1,456              665
   Amortization of deferred financing fees                                         78               --
   Warrants issued                                                                 --            4,605
   Deferred income taxes                                                       (2,254)              --
(Increase)/decrease in assets:
   Accrued investment income                                                   (1,837)          (2,145)
   Assumed premiums receivable                                                (48,181)         (31,466)
   Premiums receivable - programs                                              (1,350)          (1,688)
   Prepaid reinsurance premiums                                                (2,343)              --
   Deferred acquisition costs                                                 (25,250)         (24,200)
   Funds held with reinsured companies                                         (2,472)            (309)
   Other assets                                                                   246             (306)
Increase in liabilities:
   Loss and loss adjustment expenses                                           66,618           22,230
   Unearned premium                                                            78,177           69,018
   Assumed losses payable                                                         303            1,655
   Premiums' payable - programs                                                 4,727            2,263
   Accounts payable and accrued expenses                                         (880)             837
   Other liabilities                                                              380              271
                                                                      ---------------- ----------------
Net cash flows provided by operations                                          95,838           44,983
                                                                      ---------------- ----------------

Cash flows from investing activities:
Cost of fixed assets purchased                                                   (998)            (124)
Purchases of investments:
   Cost of fixed-maturity securities purchased                               (384,713)        (357,107)
        Cost of equity securities                                             (46,124)              --
Sale of investments:
   Proceeds from sales of fixed-maturity securities                           205,966           73,174
   Other investments                                                           40,000               --
Cost of limited partnerships purchased                                        (10,000)              --
Net short term investments (purchased)/sold                                    51,626           (1,771)
                                                                      ---------------- ----------------
   Net cash flows used in investing activities                               (144,243)        (285,828)
                                                                      ---------------- ----------------

Cash flows from financing activities:
   Net proceeds from Tower Group Inc.                                              --           15,000
   Net proceeds from initial public offering                                  114,549               --
   Net proceeds from private offering                                              --          248,901
   Net proceeds from subordinated debentures                                   29,302               --
   Dividends to shareholders                                                   (2,654)          (1,479)
                                                                      ---------------- ----------------
   Net cash flows provided by financing activities                            141,197          262,422
                                                                      ---------------- ----------------

Increase in cash and cash equivalents                                          92,792           21,577
   Cash and cash equivalents, beginning of period                              34,784               --
                                                                      ---------------- ----------------
   Cash and cash equivalents, end of period                              $    127,576    $      21,577
                                                                      ================ ================
Supplemental disclosures of cash flow information:
   Cash paid for income taxes                                            $         19    $          --
   Cash paid for interest                                                $      6,719    $          --

         See accompanying notes to the consolidated financial statements

                           CastlePoint Holdings , Ltd.
            Consolidated Statement of Changes in Shareholders' Equity
                     for the period ended September 30, 2007
                                   (Unaudited)

                                                    Additional   Accumulated Other                      Total
                                         Common       Paid-In      Comprehensive      Retained       Shareholders'
                                          Shares      Capital          Income          Earnings          Equity
                                       ----------- ------------- ----------------- ---------------- ---------------
                                                                  ($ in thousands)
                                       ----------- ------------- ----------------- ---------------- ---------------
Balance at December 31, 2006             $     296   $   269,472    $       1,657     $      8,288    $    279,713
                                       =========== ============= ================= ================ ===============

Initial public offering, net proceeds           87       113,564                                           113,651
Net income                                                                                  28,130          28,130
Net unrealized losses                                                      (7,520)                          (7,520)
Stock based compensation                                   1,456                                             1,456
Dividends to shareholders                                                                   (2,654)         (2,654)
                                       ----------- ------------- ----------------- ---------------- ---------------
Balance at September 30, 2007            $     383   $   384,492    $      (5,863)    $     33,764    $    412,776
                                       =========== ============= ================= ================ ===============

         See accompanying notes to the consolidated financial statements

                           CastlePoint Holdings, Ltd.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions for Form 10-Q and in conformity with
Article 10 of Regulation S-X. Accordingly, the accompanying consolidated financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles ("GAAP") in the United States of America. These statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2006 and notes thereto included in the Registration Statement on Form S-1 (File No. 333-139939) of the Company relating to the initial public offering of its common shares, initially filed with the Securities and Exchange Commission (the "SEC") on January 11, 2007, as amended (as so amended, the "Registration Statement"). The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for the three months and nine months ended September 30, 2007 may not be indicative of the results that may be expected for the year ending December 31, 2007. The consolidated financial statements include the accounts of CastlePoint Holdings, Ltd. (sometimes referred to as "CastlePoint Holdings" or the "Company"), and its wholly owned subsidiaries, CastlePoint Bermuda Holdings Ltd. ("CastlePoint Bermuda Holdings"), CastlePoint Reinsurance Company, Ltd. ("CastlePoint Re"), CastlePoint Management Corp. ("CastlePoint Management") and CastlePoint Insurance Company ("CastlePoint Insurance"). All significant inter-company balances have been eliminated. Business segment results are presented gross of all material inter-segment transactions.

Investments

      The Company accounts for its investments generally in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which requires that fixed-maturity and equity securities that have readily determinable fair values be segregated into categories based upon the Company's intention for those securities. In accordance with SFAS No. 115, the Company has classified its fixed maturity securities and equity securities as available-for-sale. The Company may sell its available-for-sale securities in response to changes in interest rates, risk/reward characteristics, liquidity needs or other factors. Investments in limited partnerships are accounted for under the equity method, at cost or at fair value, depending upon the nature of the partnership and the Company's ownership interest. See "--Investments in partnerships and other funds" below. Short term investments are securities with a remaining maturity of less than one year at the date of purchase and are classified as available for sale.

      Fixed maturity and equity securities: Marketable fixed-maturity securities and equity securities are reported at their estimated fair values based primarily on quoted market prices from a recognized pricing service or a broker-dealer, with unrealized gains and losses, net of tax effects, excluded from net income and reported as a separate component of accumulated other comprehensive income in shareholders' equity. Premiums and discounts on fixed maturity investments are charged or accreted to income over the anticipated life of the investment. Net investment income, consisting of interest and dividends, net of investment expenses, is recognized when earned and included in "Net investment income" in the accompanying statement of income. Realized investment gains and losses on the sale of investments are determined based on the specific identification method and are included in the accompanying statement of income.

      Investments in partnerships and other funds: Investments in limited partnerships where the Company has more than a minor interest are accounted for under the equity method of accounting pursuant to SOP 78-9, "Accounting for Investments in Real Estate Ventures," and classified on the balance sheet as "Investments in partnerships, equity method." The Company's share of net income is reported in the Company's net investment income. The Company calculates its share of net income on the basis of the Company's ownership percentage.

      Investments in limited partnerships where the Company's interest is considered to be minor and all other fund investments are accounted for at either cost or fair value and classified on the balance sheet as "Equity securities." For these investments, net investment income and realized gains and losses are recognized as related distributions are received. Unrealized gains (losses), net of tax effects, are excluded from net income and reported as a separate component of accumulated other comprehensive income in shareholders' equity. The Company calculates its fair value on the basis of the Company's ownership percentage generally using the net asset value.

      Common trust securities--statutory business trusts: The Company's investment in the common trust securities of the trusts are reported as investments in equities separately in the balance sheet. The securities are recorded using the equity basis of accounting, which currently approximates original cost.

      Impairment of investment securities and limited partnerships results in a charge to net realized gains or losses on investments when market value decline below cost is deemed to be other-than-temporary. The Company regularly reviews all investments to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. In general, attention is focused on those securities where fair value has been less than 80% of the amortized cost or cost, as appropriate, for six or more consecutive months. In evaluating potential impairment, management considers, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; management's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions. Other-than-temporary impairment losses result in a permanent reduction of the cost basis of the underlying investment. During 2007, the Company did not record any other-than-temporary impairments.

Note 2 - Initial Public Offering

      On March 28, 2007, we completed the sale of 8,697,148 common shares at $14.50 in a firm commitment underwritten initial public offering. In addition, 119,500 shares were sold in that offering by selling shareholders who previously purchased such shares in the private offering of our common shares we completed in April 2006. Included in the 8,697,148 shares sold by us were 1,134,410 shares purchased by the underwriters to cover over-allotments. The net proceeds to the Company of the initial public offering were approximately $114 million after the deduction of underwriting discounts and other estimated offering expenses.

      The common shares of CastlePoint Holdings are listed on the Nasdaq Global Market under the symbol "CPHL."

      On August 6, 2007, the SEC declared effective the Company's Registration Statement on Form S-1, as amended (Registration No. 333-134628) covering the resale by selling shareholders named therein of 26,646,589 common shares originally issued by the Company in the private offering completed in April 2006.

Note 3 - Related Party Transactions

      The Company and/or its subsidiaries are parties to a master agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower Group, Inc., a Delaware corporation that is publicly traded in the U.S. ("Tower"), or its insurance subsidiaries. In addition, CastlePoint Re participates as a reinsurer on Tower's property and excess of loss reinsurance agreements.

      Reinsurance Agreements: CastlePoint Re entered into three multi-year quota share reinsurance agreements with Tower's insurance subsidiaries: the brokerage business quota share reinsurance agreement, the traditional program business quota share reinsurance agreement, and the specialty program business and insurance risk-sharing business quota share reinsurance agreement. For the three months ended March 31, 2007 CastlePoint Re assumed 49% of Tower's brokerage business under the brokerage business quota share reinsurance agreement. For the three months ended June 30, 2007, CastlePoint Re's participation in the brokerage business quota share reinsurance agreement was reduced to 40% and CastlePoint Insurance participated in that agreement 9%, keeping the overall percentage participation of CastlePoint at 49%. As of July 1, 2007, Tower began placing brokerage business directly into CastlePoint Insurance and consequently CastlePoint Insurance no longer participated in the brokerage business quota share reinsurance agreement, while CastlePoint Re continued to participate in that agreement at 40%.

      There were no changes during the nine months ended September 30, 2007 to our arrangements with Tower pursuant to the traditional program business quota share reinsurance agreement and the specialty program business and insurance risk-sharing business quota share reinsurance agreement.

      Premiums receivable from and losses payable to Tower as of September 30, 2007 were $70.5 million and $3.3 million, respectively, compared to $42.4 million and $3.5 million as of December 31, 2006. The unearned premium reserves and loss reserves with Tower as of September 30, 2007 were $137.2 million and $87.1million, respectively, compared to $80.7 million and $33.2 million as of December 31, 2006. Deferred acquisition costs were $46.3 million and $28.0 million as of September 30, 2007 and December 31, 2006, respectively. The total underwriting impact related to our agreements with Tower discussed above is as follows:


                         Three Months Ended September 30,  Nine Months Ended September 30,
                               2007              2006             2007             2006
                        -------------- ------------------ --------------- -----------------
                                                 ($ in thousands)
Net premiums earned        $    53,751      $       26,104    $   137,526     $      46,441
Net losses incurred             28,058              13,495         70,907            24,846
Net commission expense          18,768               8,975         48,066            16,075

      Management Agreements: The New York State Insurance Department did not approve the pooling agreements and related pool management agreements between Tower and CastlePoint Insurance that were to take effect as of January 1, 2007. Consequently, in June 2007 the Company and Tower withdrew the pooling agreements and related pool management agreements from consideration by the New York State Insurance Department, and the Company filed alternative insurance risk-sharing agreements and related business management agreement for the brokerage business. The New York State Insurance Department has approved the business management agreement, although the two aggregate excess of loss reinsurance agreements for the brokerage business, which are part of the alternative insurance risk-sharing agreements, currently remain subject to regulatory review. The accompanying unaudited consolidated financial statements include the effects of all our agreements, but do not include the effects of the two aggregate excess of loss reinsurance agreements for the brokerage business because they remain subject to further regulatory review.

      The business management agreement for brokerage business with Tower Risk Management Corp. that has been approved by the New York State Insurance Department provides that Tower Risk Management Corp., a subsidiary of Tower, is authorized to write brokerage business using CastlePoint Insurance's policies and manage such business for CastlePoint Insurance. For managing such business, Tower Risk Management Corp. is paid a management fee calculated using the sliding-scale formula that was originally intended by the master agreement to be paid to Tower Insurance Company of New York for managing the brokerage business, net of specific aggregate and property catastrophe excess of loss reinsurance costs.

      The Company and Tower jointly submitted two aggregate excess of loss reinsurance agreements for the brokerage business for review by the New York State Insurance Department. These agreements remain subject to regulatory review. The purpose of the two aggregate excess of loss reinsurance agreements is to cause the loss ratios for the brokerage business of CastlePoint Insurance and Tower to be approximately equal. Under the first agreement, Tower will reinsure 85% (which percentage will be adjusted to equal Tower's actual percentage of the total brokerage business written by Tower and CastlePoint Insurance) of CastlePoint Insurance's brokerage business losses that are in excess of a specified loss ratio for brokerage business written through Tower Risk Management Corp., net of premiums paid for specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any, which inure to the benefit of the agreement, and before any cessions to quota share reinsurance. Under the second agreement, CastlePoint Insurance will reinsure 15% (which percentage will be adjusted to equal CastlePoint's actual percentage of the total brokerage business written by Tower and CastlePoint) of Tower's brokerage business losses that are in excess of the same specified loss ratio, net of premiums paid for specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any, which inure to the benefit of the agreement, and before any cessions to quota share reinsurance.

      CastlePoint Management is a party to program management agreements with Tower, whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to program business. Premiums collected and due to Tower for program business at September 30, 2007 were $2.8 million. For the three months and nine months ended September 30, 2007, CastlePoint Management recorded commission revenue of $1.5 million and $3.7 million, respectively, from Tower.

      Service and Expense Sharing Agreements: CastlePoint Management is a party to service and expense sharing agreements with Tower and certain of its subsidiaries. Tower charged CastlePoint Management $0.2 million for the three months ended September 30, 2007 and $0.5 million, for the nine months ended September 30, 2007 for services rendered in support of CastlePoint Management's infrastructure as contemplated by the service and expense sharing agreements.

      In addition to the services rendered in support of CastlePoint Management's infrastructure, Tower rendered services for CastlePoint Management's program business contemplated by the service and expense sharing agreements. For these services, Tower charged CastlePoint Management $0.1 million for the three months ended September 30, 2007 and $0.3 million for the nine months ended September 30, 2007.

Note 4 - Investments

      The amortized cost and fair value of the investments by investment type as of September 30, 2007 and December 31, 2006 are as follows:

                                          Cost or    Gross       Gross        Estimated
                                          Amortized  Unrealized  Unrealized   Fair
                                          Cost       Gains       Losses       Value
                                         ---------- ----------- ------------ ---------
                                                       ($ in thousands)
September 30, 2007:
Fixed Maturities:
US government and agencies securities     $  30,895   $      90   $     (11) $  30,975
Corporate fixed maturities                  125,768         801        (768)   125,800
Mortgage and asset-backed securities        338,106       1,537      (2,086)   337,557
                                         ---------- ----------- ------------ ---------
    Total fixed maturities                  494,769       2,428      (2,865)   494,332
Equity Securities                            46,233          38      (6,186)    40,085
                                         ---------- ----------- ------------ ---------
    Total available-for-sale investments  $ 541,002   $   2,466   $  (9,051) $ 534,417
                                         ========== =========== ============ =========
December 31, 2006:
Fixed Maturities:
US government and agencies securities     $  18,650   $      19   $     (10) $  18,659
Corporate fixed maturities                   88,785         398         (22)    89,161
Mortgage and asset-backed securities        186,443       1,342         (78)   187,707
                                         ---------- ----------- ------------ ---------
    Total fixed maturities                  293,878       1,759        (110)   295,527
Short term investments                       51,626          12          --     51,638
                                         ---------- ----------- ------------ ---------
Total available-for-sale investments      $ 345,504   $   1,771   $    (110) $ 347,165
                                         ========== =========== ============ =========

      The Company's invested assets that were in an unrealized loss position at September 30, 2007 and December 31, 2006 had all been held for less than 12 months. In applying its accounting policy, the Company determined that it did not need to record any other than-temporary impairment charges. Management has both the ability and intent to hold securities in an unrealized loss position until recovery in value.

      Included in net investment income are the results of the Company's investment in limited partnerships. For the three months ended September 30, 2007, the Company recorded a net investment loss of $0.7 million comprised of net investment income of $0.2 million, realized gains of $0.4 million and an unrealized loss of $1.3 million. For the nine months ended September 30, 2007, the Company recorded a net investment loss of $0.6 million comprised of net investment income of $0.3 million, realized gains of $0.4 million and an unrealized loss of $1.3 million. There were no investments in partnerships in 2006.

Redemption of Tower Non-Cumulative Convertible Redeemable Perpetual Preferred Stock

      On December 4, 2006, CastlePoint Management purchased 40,000 shares of Series A non-cumulative convertible redeemable perpetual preferred stock (as subsequently exchanged for a new series of such convertible perpetual preferred stock reflecting substantially similar terms, the "perpetual preferred stock") of Tower, for an aggregate consideration of $40 million. CastlePoint Management completed such purchase pursuant to an assignment by CastlePoint Re of its related obligations under a stock purchase agreement CastlePoint Re entered into with Tower in November 2006.

      Tower redeemed all of its perpetual preferred stock held by CastlePoint Management on January 26, 2007, at the redemption price of $40 million in the aggregate plus approximately $0.3 million in interest that was paid in January 2007. We used the proceeds of such redemption to further capitalize CastlePoint Insurance. Although Tower effected such redemption, we retained the right of first refusal from Tower, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, to assume such companies' historical losses pursuant to a loss portfolio transfer agreement (which must be on mutually acceptable market competitive terms) if Tower desires to cause these insurance companies to effect loss portfolio transfers.

Note 5 - Accounting Pronouncements

      In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No.155, "Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No.133 and SFAS No.140" (SFAS 155) and Statement 133 Implementation Issue No. B40, "Embedded Derivatives: Application of Paragraph 13 (b) Securitized Interests in Prepayable Financial Assets" ("B40"). SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. B40, under specific criteria, is effective July 1, 2007. SFAS 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS 133. SFAS 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. The election may be made on an instrument-by-instrument basis and can be made only when a hybrid financial instrument is initially recognized or when certain events occur that constitute a remeasurement (i.e., new basis) event for a previously recognized hybrid financial instrument. B40 provides a narrow scope exception for certain securitized interests from the tests required under paragraph 13 (b) of SFAS No. 133. Adoption of SFAS 155 and B40 has not had a material impact on the Company's consolidated financial condition or results of operations.

      In June 2006, the FASB issued FIN No. 48 ("FIN 48") "Accounting for Uncertainty in Income Taxes," an Interpretation of FASB Statement No. 109 ("SFAS 109"). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 provides an interpretation to SFAS 109 with respect to the recognition and measurement of tax uncertainties. Specifically, it prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement for uncertain tax positions taken or expected to be taken in income tax returns. The Company is to determine whether it is "more likely than not" (i.e., greater than 50% certain) that our position would be sustained upon examination by tax authorities. Tax positions that meet the "more likely than not" threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon ultimate settlement. The adoption of FIN 48 has not had a material impact on the Company's consolidated financial condition or results of operations. Interest on underpayment of taxes will be shown on the Consolidated Statements of Income and Comprehensive Income as "interest expense." Penalties accrued will be classified as "other expense."

      In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), "Fair Value Measurements". The provisions of SFAS 157 are effective for financial statements issued in respect of fiscal years beginning after November 15, 2007. This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of the principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The Company is currently reviewing the impact that adoption of SFAS 157 will have on its consolidated financial position and results of operations.

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). The standard is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The objective is to improve financial reporting by providing the entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is expected to expand the use of fair value measurement. The Company is currently reviewing the impact that adoption of SFAS 159 will have on its consolidated financial position and results of operations.

      In January 2007, the AICPA issued Statement of Position (SOP) 07-01, Clarification of the Scope of the Audit and Accounting Guide "Investment Companies" and Accounting by Parent Companies and Equity Method Investees for Investments in Investment Companies. In October 2007, the AICPA voted to indefinitely defer the effective date of SOP 07-1 (Investment Company Scope) so that certain implementation issues may be addressed. The decision to defer the SOP will be subject to a 30-day comment period. The guidance provides for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide (AAG), Audits of Investment Companies. In addition, for such entities, SOP 07-1 also provides guidance concerning whether specialized industry accounting principles as set forth in the AAG should be applied by a parent company in consolidation or by an equity method investor in an investment company. The Company is currently reviewing the impact that adoption of SOP 07-1 will have on its consolidated financial position and results of operations.

Note 6 -Dividends Declared

      Dividends declared by the Company on its common shares for the three months ended September 30, 2007 were $957,236, or $0.025 per share. For the nine months ended September 30, 2007, dividends declared by the Company on its common shares were $2,653,794 or $0.075 per share. For three months and nine months ended September 30, 2006, the Company declared a quarterly dividend of $0.025 per share and a special dividend of $0.025 per share, in the aggregate amount of $1,479,000.

Note 7 - Earnings Per Share

      The following table shows the computation of the Company's earnings per share:

                                        Income             Shares           Per Share
                                     (Numerator)       (Denominator)         Amount
                                 -------------------- ---------------- -------------------
                                   ($ in thousands, except shares and per share amounts)
Three Months Ended
September 30, 2007
Net income                             $       10,541
                                 --------------------
Basic earnings per share                       10,541       38,277,148      $         0.28
                                                                       ===================
Effect of dilutive securities:
  Stock options                                                 51,106
  Unvested restricted stock                                          0
  Warrants                                                     221,051
                                 -------------------- ---------------- -------------------
Diluted earnings per share             $       10,541       38,549,306      $         0.27
                                 ==================== ================ ===================
Three Months Ended
September 30, 2006
Net income                             $        5,385
                                 --------------------
Basic income per share                          5,385       29,580,000      $         0.18
                                                                       ===================
Effect of dilutive securities:
  Stock options                                                 98,424
  Unvested restricted stock                                          0
  Warrants                                                     102,455
                                 -------------------- ---------------- -------------------
Diluted earnings per share             $        5,385       29,780,879      $         0.18
                                 ==================== ================ ===================
Nine Months Ended
September 30, 2007
Net income                             $       28,130
                                 --------------------
Basic earnings per share                       28,130       35,658,652      $         0.79
                                                                       ===================
Effect of dilutive securities:
  Stock options                                                 76,960
  Unvested Restricted Stock                                          0
  Warrants                                                     273,212
                                 -------------------- ----------------
Diluted earnings per share             $       28,130       36,008,824      $         0.78
                                 ==================== ================ ===================
Nine Months Ended
September 30, 2006
Net income                             $        3,773
                                 --------------------
Basic per share                                 3,773       17,075,431      $         0.22
                                 -------------------- ---------------- ===================
Diluted per share                      $        3,773       17,075,431      $         0.22
                                 ==================== ================ ===================

      Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under agreements relating to grants or issuances thereof. For the three months ended September 30, 2007 and September 30, 2006, weighted outstanding stock options of 542,829 and zero and weighted restricted stock of 9,988 and zero, respectively, were not considered in computing diluted earnings per share because they were antidilutive. For the nine months ended September 30, 2007 and September 30, 2006, weighted outstanding stock options of 381,957 and 608,355, weighted outstanding warrants of zero and 1,127,000, and weighted restricted stock of 5,220 and zero, respectively, were not considered in computing diluted earnings per share because they were antidilutive.

Note 8 -Employee Stock Option Plan

      The Company adopted the provision of SFAS No. 123-R effective January 1, 2006 and granted all of its stock options after that date. The compensation cost of awards is based on the grant-date value of those awards as calculated under SFAS No. 123-R and amortized over the vesting period. The Company's 2006 Long-Term Equity Compensation Plan (the "Plan") provides for grants of any option, stock appreciation right ("SAR"), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares initially reserved for issuance under the Plan was 1,735,021 common shares, of which 1,126,166 options were issued to senior management and non-employee directors of the Company and its subsidiaries in 2006; 539,447 options were issued to non-employee directors and certain officers and employees of the Company and its subsidiaries during the three months ended March 31, 2007; and an additional 16,807 options were issued to senior management for the three months ended June 30, 2007. The Company did not grant any options during the three months ended September 30, 2007. The Plan is administered by the Compensation Committee of the Board of Directors of the Company. The stock options granted to employees vest in installments over 42 months of service and the stock options and restricted shares granted to non-employee directors vest after 12 months of service. No SARs have been granted to date. Each of the Company's three current non-employee directors received 4,094 restricted common shares during the nine months ended September 30, 2007.

      As of September 30, 2007, there was $4.5 million of unrecognized compensation costs related to 1,242,650 non-vested stock options. For employees, the cost is expected to be recognized over the vesting periods of the individual options which extend to 42 months. For non-employee directors, the cost is expected to be recognized over the vesting period of 12 months. For the nine months ended September 30, 2007, the Company recognized $1.5 million of compensation expense related to share-based compensation.

                                            Nine Months Ended               Nine Months Ended
                                           September 30, 2007              September 30, 2006
                                     ------------------------------- -------------------------------
                                                        Weighted
                                       Number of         Average       Number of    Weighted Average
                                          Shares      Exercise Price     Shares      Exercise Price
                                     --------------- --------------- -------------- ----------------
Outstanding, beginning of period          1,082,666      $     10.00            --      $         --
Granted at market value                     566,254            14.52     1,126,166             10.00
Forfeitures and expirations                 (20,137)              --       (43,500)               --
Exercised                                        --               --            --                --
                                     ---------------                 --------------
Outstanding, end of period                1,618,783            10.90     1,082,666             10.00
                                     ===============                 ==============
Exercisable, end of period                  376,133            10.00            --                --
                                     ===============                 ==============
Weighted average fair value per share
 of options granted                                             4.28                            4.09

      Options outstanding are shown on the following schedule:

                                                               Options exercisable
                                                               ----------------------
                                    Average       Weighted                Weighted
                                    Remaining     Average                 Average
                       Number of    Contractual   Exercise     Number of  Exercise
Exercise Prices         Shares      Life          Price         Shares    Price
---------------------  --------------------------------------  ----------------------
December 31, 2006:
$10.00                    1,082,666    9.25 years  $    10.00          --          --
                       --------------------------------------  ----------------------
Total Options             1,082,666    9.25 years  $    10.00          --          --
                       ======================================  ======================

September 30, 2007:
$10.00                    1,082,666    8.50 years  $    10.00     376,133  $    10.00
$14.50                      519,310    9.50 years  $    14.50          --          --
$15.25                       16,807    9.60 years  $    15.25          --          --
                       --------------------------------------  ----------------------
Total Options             1,618,783    8.83 years  $    10.90     376,133  $    10.00
                       ======================================  ======================

Note 9 -Reserves

      The components of the liability for loss and loss adjustment expenses are as follows:

                         September 30, 2007   December 31, 2006
                         ------------------- -------------------
                                    ($ in thousands)
Case-basis reserves         $         40,515    $         11,813
IBNR reserves                         60,295              22,379
                         ------------------- -------------------
Total                       $        100,810    $         34,192
                         =================== ===================

      Activity in the liability for loss and loss adjustment expenses is summarized as follows:


                                      Three Months       Three Months        Nine Months         Nine Months
                                         Ended              Ended              Ended               Ended
                                   September 30, 2007 September 30, 2006 September 30, 2007  September 30, 2006
                                   ------------------ ------------------ ------------------- ------------------
                                                                 ($ in thousands)
Balance at beginning of period:         $    73,288        $      10,764      $      34,192   $              --

Incurred related to:
Current year                                 34,861               13,919             88,365              25,297
Prior years                                    (379)                  --               (575)                 --
                                   ------------------ ------------------ ------------------- ------------------
Total incurred                               34,482               13,919             87,790              25,297
Loss portfolio transfer                          --                   --                 --                  21
Paid and payable related to :
Current year                                  6,172                2,453             11,172               3,088
Prior years                                     788                   --             10,000                  --
                                   ------------------ ------------------ ------------------- ------------------
Total paid and payable                        6,960                2,453             21,172               3,088
                                   ------------------ ------------------ ------------------- ------------------

Balance at end of period                $   100,810        $      22,230      $     100,810   $          22,230
                                   ================== ================== =================== ==================

      Prior year favorable development of $379,000 for the three months ended September 30, 2007 is due to favorable experience in the Company's brokerage business quota share reinsurance agreement with Tower and, to a lesser extent, in Tower's property and casualty excess of loss reinsurance agreements, in which CastlePoint Re participates, and in a specialty program.

      Prior year favorable development of $575,000 for the nine months ended September 30, 2007 is primarily due to favorable experience in the Company's brokerage business quota share reinsurance agreement with Tower and, to a lesser extent, Tower's property and casualty excess of loss reinsurance agreements, in which CastlePoint Re participates.

Note 10 - Segment Information

      The Company reports its results in three business segments: reinsurance, insurance and insurance services. The insurance segment includes the results of CastlePoint Insurance and will include the results of any other U.S. licensed insurance companies that we may acquire and of CastlePoint Re for excess lines written on a primary basis. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. The insurance services segment includes the results from managing the program business. The insurance services segment will include results from providing unbundled insurance services to program underwriting agents, although no such services were provided prior to September 30, 2007.

      The Company evaluates segment performance based on segment profit, which excludes investment income, realized gains and losses, general corporate expenses, interest expenses, income taxes and any other non-core business income or expenses.

      The Company does not allocate assets to segments because assets, which consist primarily of investments, are considered in total by management for decision-making purposes.

      Tower is a major customer of the Company. See Note 3 "Related Party Transactions." The breakdown of net earned premiums from Tower by segment is as follows:

                    Three Months  Three Months    Nine Months      Nine Months
                        Ended         Ended          Ended            Ended
                     September 30, September 30, September 30,    September 30,
                         2007          2006           2007            2006
Reinsurance Segment   $   49,265   $    26,104   $    131,709    $      46,411
Insurance Segment          4,486            --          5,817               --
Total                     53,751        26,104        137,526           46,441

      The reinsurance segment's geographic risk spread is concentrated in the northeastern U.S., as Tower represents the largest client of this segment and Tower's writings are concentrated in the Northeast of the U.S. CastlePoint Re is geographically expanding, as (1) non-Tower business continues to grow as a percentage of total business, and (2) Tower pursues its own geographic expansion.

      The products provided by the reinsurance segment are predominantly quota share reinsurance and, to a lesser extent, excess of loss reinsurance provided to regional U.S. insurance companies. The products provided by the insurance segment are insurance for programs produced by program underwriting agents and insurance provided for U.S. regional companies on a direct or assumed basis.

      All customers of the insurance segment are located in the U.S. The reinsurance segment conducts all of its business in Bermuda, but all of the underlying risks are located in the U.S.

                                      Three Months Ended     Nine Months Ended
                                          September 30,         September 30,
                                     ---------------------- --------------------
                                           2007        2006     2007        2006
                                     ----------- ---------- --------- ----------
                                                  ($ in thousands)
Insurance Segment
Revenues:
Net premiums earned                    $  4,644     $    --  $ 5,975     $    --
                                     ----------- ---------- --------- ----------
Total revenues                            4,644          --    5,975          --
                                     ----------- ---------- --------- ----------
Expenses:
Net loss and loss adjustment expenses     2,997          --    3,715          --
Underwriting expenses                     2,127          --    2,697          --
                                     ----------- ---------- --------- ----------
Total expenses                            5,124          --    6,412          --
                                     ----------- ---------- --------- ----------
Segment loss                           $   (480)    $    --  $  (437)    $    --
                                     =========== ========== ========= ==========


                                        Three Months Ended     Nine Months Ended
                                           September 30,          September 30,
                                      ----------------------- ---------------------
                                              2007       2006       2007       2006
                                      ------------ ---------- ---------- ----------
                                                    ($ in thousands)
Reinsurance Segment
Revenues:
Net premiums earned                     $   60,965   $ 27,003  $ 161,171  $  47,390
                                      ------------ ---------- ---------- ----------
Total revenues                              60,965     27,003    161,171     47,390
                                      ------------ ---------- ---------- ----------
Expenses:
Net loss and loss adjustment expenses       31,485     13,919     84,075     25,297
Commission expenses                         20,929      9,286     54,634     16,405
Other underwriting expenses                  1,125        331      2,614        535
                                      ------------ ---------- ---------- ----------
Total expenses                              53,539     23,537    141,323     42,238
                                      ------------ ---------- ---------- ----------
Segment profit                          $    7,426   $  3,465  $  19,848  $   5,153
                                      ============ ========== ========== ==========

                                                  Three Months Ended     Nine Months Ended
                                                      September 30,         September 30,
                                                 ---------------------- --------------------
                                                       2007       2006       2007      2006
                                                 ----------- ---------- ---------- ---------
                                                              ($ in thousands)
Insurance Services Segment
Revenues:
Direct commission revenue from program business    $  1,667    $   854   $  3,902  $  1,392
                                                 ----------- ---------- ---------- ---------
Total revenues                                        1,667        854      3,902     1,392
                                                 ----------- ---------- ---------- ---------
Expenses:
Direct commission expenses from program business      1,222        617      2,930     1,016
Other insurance services expenses                     1,435      1,032      4,566     1,757
                                                 ----------- ---------- ---------- ---------
Total expenses                                        2,657      1,649      7,496     2,773
                                                 ----------- ---------- ---------- ---------
Segment loss                                       $   (990)   $  (795)  $ (3,594) $ (1,381)
                                                 =========== ========== ========== =========


                                           Three Months           Nine Months
                                        Ended September 30,    Ended September 30,
                                      ----------------------- ---------------------
                                             2007        2006       2007       2006
                                      ------------ ---------- ----------- ---------
                                                    ($ in thousands)
Revenues:
 Insurance segment                    $     4,644  $       -- $    5,975  $      --
 Reinsurance segment                       60,965      27,003    161,171     47,390
 Insurance services segment                 1,667         854      3,902      1,392
                                      ------------ ---------- ----------- ---------
Total segment revenues                     67,277      27,857    171,048     48,782
                                      ------------ ---------- ----------- ---------
Net Investment income                       7,538       3,791     21,417      6,697
Net realized capital (losses)/gains           (79)          7        (98)        10
                                      ------------ ---------- ----------- ---------
Consolidated revenues                 $    74,735  $   31,655 $  192,367  $  55,489
                                      ============ ========== =========== =========


                                       Three Months           Nine Months
                                    Ended September 30,    Ended September 30,
                                   ---------------------- ---------------------
                                          2007       2006       2007       2006
                                   ----------- ---------- ---------- ----------
                                                 ($ in thousands)
Insurance segment loss                  $(480)        $--     $(437)        $--
Reinsurance segment profit               7,426      3,465     19,848      5,153
Insurance services segment loss          (990)      (795)    (3,594)    (1,381)
                                   ----------- ---------- ---------- ----------
Segment profit                           5,957      2,670     15,817      3,772
Net investment income                    7,538      3,791     21,417     6,6967
Net realized capital (losses)/gains       (79)          7       (98)         10
Corporate expenses                     (1,576)    (1,083)    (4,652)    (2,100)
Interest expense                       (2,254)         --    (6,608)         --
Other expense                               --         --         --    (4,605)
                                   ----------- ---------- ---------- ----------
Income before taxes                     $9,585     $5,385    $25,876     $3,773
                                   =========== ========== ========== ==========

Note 11 - Trust Agreements

      Under the terms of the quota share reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. These trust arrangements permit Tower's insurance companies to take credit on their statutory financial statements for the reinsurance ceded to CastlePoint Re, either as an additional asset or as a reduction in liability. CastlePoint Re is also required by its reinsurance agreements with its other cedents to collateralize amounts through a letter of credit, cash advance, funds held or a trust account meeting the requirements of the applicable state insurance regulations.

      As of September 30, 2007, CastlePoint Re had fixed maturities and cash held in trust accounts for the benefit of its reinsureds totaling approximately $181.9 million, an increase of approximately $84.1 million since December 31, 2006. CastlePoint Re earns and collects the interest on the trust funds.

Note 12 - Subsequent Events

      On October 31, 2007, the Board of Directors of CastlePoint Holdings approved a quarterly dividend of $0.025 per share payable December 31, 2007 to the Company's shareholders of record as of December 17, 2007.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Note on Forward-Looking Statements

      Some of the statements in this quarterly report, including without limitation, in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," including those using words such as "believes," "expects," "intends," "estimates," "projects," "predicts," "assumes," "anticipates," "plans" and "seeks," and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this quarterly report regarding future events and operating performance. Because we have a very limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

      All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the risk factors identified in our Registration Statement on Form S-1 (File No. 333-139939) relating to the initial public offering, initially filed with the SEC on January 11, 2007 (as amended, the "Registration Statement") and the following:

     o our relatively short operating history and our delays in receiving regulatory approval for some of the transactions described in this quarterly report and/or in our other filings with the SEC;

     o our heavy dependence on Tower for revenue in our initial years of operation, and possibly beyond, and the continued growth of Tower's business, including as a result of its acquisition of Preserver Group Inc. in April 2007, in the future consistent with Tower's past growth;

     o the risk that CastlePoint Bermuda Holdings or CastlePoint Holdings may be deemed to be engaged in a U.S. trade or business, or CastlePoint Re may be considered to be doing business through a permanent establishment in the U.S., either of which would subject these companies to U.S. taxation, which could have a material adverse effect on our business, financial condition and results of operations;

     o the terms of our arrangements with Tower may change as a result of the regulatory review and approval process;

     o    our ability to write premiums with clients other than Tower;

     o the possibility that we may need additional capital to further capitalize CastlePoint Re and CastlePoint Insurance for our reinsurance business and insurance business, respectively, as well as at least one additional broadly licensed U.S. insurance company for our insurance business, and to make strategic investments in some of our clients, including Tower, and the risk that we may not be able to obtain future financing on favorable terms or at all;

     o our ability to hire, retain and integrate our management team and other personnel;

     o    the risk that we may not be able to implement our business strategy;

     o the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

     o changes in regulation or tax laws applicable to us, our brokers or our customers;

     o changes in the availability, cost or quality of insurance business that meets our reinsurance underwriting standards;

     o actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we intend to write;

     o inability of any additional U.S. licensed insurance companies that we may acquire to obtain acceptable ratings from A.M. Best;

     o possible future downgrade in the rating of CastlePoint Re, CastlePoint Insurance or any additional U.S. licensed insurance companies we may acquire. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Ratings";

     o    changes in rating agency policies or practices;

     o    changes in accounting policies or practices; and

     o changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

      This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this quarterly report.

      If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this quarterly report reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. All investors and potential investors in our common shares should specifically consider the factors identified in this quarterly report and the risk factors identified in our Registration Statement filed with the SEC that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

Critical Accounting Estimates

      The Company's consolidated financial statements and the related disclosures included in this quarterly report have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. We believe the following accounting policies are critical to our operations, as their application requires management to make the most significant judgments. We believe the items that require the most subjective and complex estimates are:

     o    premiums;

     o    losses and loss adjustment expense reserves;

     o    deferred acquisition costs;

     o    investments;

     o    reinsurance accounting;

     o    deferred taxes; and

     o    U.S. taxation.

      Of the items mentioned above, management believes that a discussion of premiums, losses and loss adjustment expense reserves, deferred tax and U.S. taxation is appropriate in this quarterly report due to the developments that occurred during the third quarter of 2007. More information regarding our other critical accounting estimates is included in the section entitled "Critical Accounting Estimates" in the "Management Discussion and Analysis of Financial Condition and Results of Operations" included in the Registration Statement.

      Regarding premium estimates, while we attempt to obtain current assumed premiums written statements from ceding companies, it is common that the most recent month statements are not received from the ceding company until after the period ending and, in some cases, the most recent quarter. Therefore, assumed premiums written from these ceding companies are estimated for the most recent month or, in some cases, for several months. With respect to CastlePoint Re's three quota share reinsurance agreements with Tower's insurance companies, we obtain current monthly statements and record assumed premiums written from Tower on an actual, rather than estimated, basis. For ceding companies from which we have not received current monthly statements and therefore must estimate the most recent period's assumed premiums written, the difference between the estimated assumed premiums written and actual assumed premiums written is reflected in the subsequent accounting period or as soon as the actual assumed premiums written are obtained. For our most recent quarter ended September 30, 2007, approximately 17% of the assumed written premiums and approximately 3% of the corresponding assumed earned premiums are based upon premium estimates. After provision for applicable loss and loss adjustment expenses and commission and other acquisition expenses, the impact of these estimates would not have a material effect on the Company's consolidated financial position or results of operations.

      Regarding loss and loss adjustment expense estimates, changes in loss reserve estimates may result from (1) variability in the estimation process itself, and (2) the fact that external factors may cause changes in the future that are not reflected in historical patterns. With respect to the former source of variability, i.e. estimation process variation, we attempt to reduce this source of variation by evaluating the underlying data accuracy from our clients and the impact of underwriting and pricing changes on expected loss ratios. Using all of the information made available to us by our clients, we determine a best estimate of the loss ratio for each client and each program or treaty. With regard to the potential variability in loss reserve estimates due to the fact that future patterns may differ from historical patterns, we measure actual reported claim results by contract as compared to the expected claims results. If reported claims results differ significantly from expected claim results, then we revise our estimated reserves accordingly. Nevertheless, there can be no assurances that our reserves will prove to be adequate, as there may still be variability in the estimation process and future claims may vary significantly from historical patterns.

      The deferred tax asset at September 30, 2007 was $4.1 million, which was comprised of the tax effects for cost of stock options, unrealized losses and CastlePoint Management's net loss. In assessing the valuation of deferred tax assets, we consider whether it is more likely than not that some portion or all the deferred tax will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income to offset previous operating losses or during periods in which temporary differences become deductible. Our management currently believes that it is more likely than not that we will recover all of the assets based primarily upon future profitability of our U.S. operations.

      Regarding U.S. taxation, if either CastlePoint Bermuda Holdings or CastlePoint Holdings are deemed by the U.S. Internal Revenue Service to be engaged in a U.S. trade or business, or if CastlePoint Re is considered to be doing business through a permanent establishment in the U.S., then these entities would be subject to U.S. taxation. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement for uncertain tax positions taken or expected to be taken in income tax returns. The Company is to determine whether it is "more likely than not" (i.e., greater than 50% certain) that our position would be sustained upon examination by tax authorities. Tax positions that meet the "more likely than not" threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon ultimate settlement. The adoption of FIN 48 has not had a material impact on the Company's consolidated financial position or results of operations.

Consolidated Results of Operations

                                           Three Months Ended September 30,      Nine Months Ended September 30,
                                                   2007              2006              2007              2006
                                         ------------------- ----------------- ----------------- -----------------
                                                                     ($ in thousands)
Revenues
Net premiums earned                           $      65,610      $     27,003      $    167,146      $     47,390
Commission income                                     1,667               854             3,902             1,392
Net investment income                                 7,538             3,791            21,417             6,697
Net realized investment (losses)/gains                  (79)                7               (98)               10
                                         ------------------- ----------------- ----------------- -----------------
Total revenues                                       74,736            31,655           192,367            55,489
                                         ------------------- ----------------- ----------------- -----------------
Expenses
Net loss and loss adjustment expenses                34,482            13,919            87,790            25,297
Commission and other acquisition expenses            24,147             9,903            60,110            17,421
Other operating expenses                              4,268             2,448            11,983             8,998
Interest expenses                                     2,254                --             6,608                --
                                         ------------------- ----------------- ----------------- -----------------
Total expenses                                       65,151            26,270           166,491            51,716
                                         ------------------- ----------------- ----------------- -----------------
Income before taxes                                   9,585             5,385            25,876             3,773
Income tax benefit                                      956                --             2,254                --
                                         ------------------- ----------------- ----------------- -----------------
Net Income                                    $      10,541      $      5,385      $     28,130      $      3,773
                                         =================== ================= ================= =================
Key Measures
Return on average equity                               10.3%              8.0%             10.7%              2.8%
Consolidated combined ratio                            93.3%             94.1%             93.3%            106.2%

      We calculate our loss and expense ratios by segment. See "--Insurance Segment Results of Operations," "--Reinsurance Segment Results of Operations" and "--Insurance Services Segment Results of Operations" below.

Consolidated Results of Operations for the Three Months Ended September 30, 2007 and 2006

      Summary. Despite softening market conditions reported by some companies in the property and casualty industry, CastlePoint has not yet experienced significant weakening in pricing or a softening in demand for its products. Management believes that this is in large part due to CastlePoint's emphasis on providing solutions to small insurance companies and program underwriting agents, which results in the transfer by such companies and program underwriting agents to CastlePoint of large blocks of business composed of small policies, and a growing industry awareness of CastlePoint's capabilities to provide primary insurance company capacity combined with reinsurance capacity and customized insurance services.

      Net income increased 96% to $10.5 million for the three months ended September 30, 2007, compared to $5.4 million for the same period in 2006. Net income excluding realized and unrealized gains (losses) increased 113.0% to $11.5 million for the three months ended September 30, 2007, compared to $5.4 million for the same period in 2006. Net earned premiums increased 143.0% to $65.6 million, based upon growth from Tower, CastlePoint's largest client, as well as growth from other clients. CastlePoint Insurance implemented its alternative insurance risk-sharing solutions with Tower during the third quarter of 2007, and as a result, wrote $23.4 million in direct premiums from Tower.

      Total revenues. Total revenues increased by 136.1% to $74.7million for the three months ended September 30, 2007, compared to $31.7 million for the same period in 2006. The increase is primarily due to the increase in net premiums earned and net investment income. Revenues for the three months ended September 30, 2007 consisted of net premiums earned (87.8% of the total revenues), commission income (2.2% of the total revenues) and net investment income and realized losses (10.0% of the total revenues) compared to net premiums earned (85.3% of the total revenues), commission income (2.7% of the total revenues) and net investment income (12.0% of the total revenues) for the same period in 2006.

      Premiums earned. Net premiums earned increased by 143.0% to $65.6 million for the three months ended September 30, 2007 compared to $27.0 million for the same period in 2006. The business assumed by CastlePoint Re and CastlePoint Insurance under our reinsurance agreements with Tower's insurance companies and the business written directly using CastlePoint Insurance's policies through Tower Risk Management represented 80.2% of net premiums earned for the three months ended September 30, 2007 compared to 96.7% of net premiums earned for the same period in 2006.

      Commission income. Commission income increased 95.2% to $1.7 million for the three months ended September 30, 2007 compared to $0.9 million for the three months ended September 30, 2006. We received this commission income as a result of CastlePoint Management's management of the specialty and traditional programs.

      Net investment income and realized investment gains/(losses). Net investment income increased by 98.8% to $7.5 million for the three months ended September 30, 2007 compared to $3.8 million for the three months ended September 30, 2006. The growth resulted from an increase in cash and invested assets to $675.4 million as of September 30, 2007 compared to $309.6 million as of September 30, 2006. The increase in invested assets primarily resulted from the proceeds of approximately $114 million after the deduction of underwriting discounts and other estimated offering expenses from our IPO in March 2007 and $100 million of cash received for the issuance of subordinated debentures in connection with the trust preferred securities issued in December 2006. The investment book yield on our invested assets was 4.7% for the three months ended September 30, 2007 compared to 5.5% for the same period in 2006. The decrease in yield is generally due to our investment in a limited partnership where we booked an unrealized loss of $1.3 million offset by a realized gain of $0.4 million in net investment income partially mitigated by an extension in the average duration of our fixed maturity portfolio from 2.27 years at September 2006 to 2.63 years at September 2007, to take advantage of a more normalized yield curve compared with a relatively flat yield curve at September 2006. The partnership invests in highly rated municipal bonds, which were negatively impacted by the recent "flight to quality" and lack of liquidity. We believe this impairment to be temporary.

      Realized losses were $0.1 million for the nine months ended September 30, 2007, compared with virtually zero for the nine months ended September 30, 2006.

      Loss and loss adjustment expenses. Loss and loss adjustment expenses increased 147.7% to $34.5 million, which produced a 52.6% loss ratio for the three months ended September 30, 2007 compared to $13.9 million which produced a 51.5% loss ratio for the same period in 2006. The calendar year loss ratio includes an accident year loss ratio of 52% and reflects $0.4 million of revised estimates in loss reserves from the prior year. The change in prior year loss reserves resulted mainly from a reduction in the Tower brokerage quota share reinsurance agreement and, to a lesser extent, a reduction in various excess of loss reinsurance agreements assumed from Tower.

      Operating expenses. Operating expenses increased 130.1% to $28.4 million for the three months ended September 30, 2007, from $12.4 million for the same period in 2006. Operating expenses are comprised of commission expense and other operating expenses, including corporate expenses (primarily, salaries, audit, legal services and insurance expenses). The increase was due primarily to the increase in commission and other acquisition expenses resulting from the growth in premiums earned and, to a lesser extent, an increase in payroll and payroll related expenses due to increase in staffing.

      Interest expense. Our interest expense was $2.3 million for the three months ended September 30, 2007 compared to zero for the three months ended September 30, 2006. Interest expense resulted primarily from the $103.1 million of subordinated debentures issued by us in December 2006 at an average fixed interest rate of 8.6%.

      Income tax benefit. Our income tax benefit was $1.0 million for the three months ended September 30, 2007 compared to zero for the three months ended 30, 2006. The effective income tax rate was negative 10.0% for the three months ended September 30, 2007 due to losses generated in our U.S. operations.

      Net income and return on average equity. Our net income was $10.5 million for the three months ended September 30, 2007 compared to $5.4 million for the same period in 2006. Our annualized return on average equity was 10.3% for the three months ended September 30, 2007 compared 8.0% for the same period in 2006. The annualized return for the three months ended September 30, 2007 was calculated by dividing annualized net income of $42.2 million by weighted average shareholders' equity of $409.0 million. The annualized return for the three months ended September 30, 2006 was calculated by dividing annualized net income of $21.5 million by weighted average shareholders' equity of $270.0 million. The increase in the average return on equity resulted from the increased earned premiums due to an increased amount of business written in 2007 as well as higher earned premiums from business written in 2006. Also invested assets as a percentage of equity increased, thereby increasing our net income relative to equity.

      Consolidated combined ratio. One of our key measures of profitability is what we refer to as our consolidated combined ratio, which is calculated by (i) dividing the total expenses (excluding interest expenses) minus commission income by (ii) net premiums earned. Our consolidated combined ratio for the three months ended September 30, 2007 was 93.3% compared to 94.1% for the same period in 2006.

Consolidated Results of Operations for the Nine Months Ended September 30, 2007 and 2006

      CastlePoint Re commenced writing business as of April 6, 2006. Therefore, the nine months ended September 30, 2006 are comprised of operations for the period April 6, 2006 through September 30, 2006. CastlePoint Insurance did not conduct any business in 2006.

      Total revenues. Total revenues increased by 246.7% to $192.4 million for the nine months ended September 30, 2007, compared to $55.5 million for the same period in 2006. The increase is primarily due to the increase in net premiums earned and net investment income. Revenues for the nine months ended September 30, 2007 consisted of net premiums earned (86.9% of the total revenues), commission income (2.0% of the total revenues) and net investment income and net realized losses (11.0% of the total revenues) compared to net premiums earned (85.4% of the total revenues), commission income (2.5% of the total revenues) and net investment income (12.1% of the total revenues) for the same period in 2006.

      Premiums earned. Net premiums earned increased by 252.7% to $167.1 million for the nine months ended September 30, 2007 compared to $47.4 million for the same period in 2006. The business assumed by CastlePoint Re and CastlePoint Insurance under our reinsurance agreements with Tower's insurance companies and the business written directly in CastlePoint Insurance through Tower represented 80.6% of net premiums earned for the nine months ended September 30, 2007 compared to 98% of net premiums earned for the same period in 2006.

      Commission income. Commission income increased 180.2% to $3.9 million for the nine months ended September 30, 2007 compared to $1.4 million for the nine months ended September 30, 2006. We received this commission and fee income as a result of CastlePoint Management's management of the specialty and traditional programs. This increase reflects growth in existing programs as well as a full nine months of operations for the current period.

      Net investment income and realized investment gains/(losses). Net investment income increased by 219.8% to $21.4 million for the nine months ended September 30, 2007 compared to $6.7 million for the nine months ended September 30, 2006. The growth resulted from an increase in cash and invested assets to $675.4 million as of September 30, 2007 compared to $309.6 million as of September 30, 2006. The increase in invested assets resulted from cash flows provided by operations of $95.8 million as a result of growth in premiums, the proceeds of approximately $114 million after the deduction of underwriting discounts and other estimated offering expenses from our IPO in March 2007 and approximately $100 million of cash received for the issuance of subordinated debentures in connection with the trust preferred securities issued in December 2006. The investment book yield on our invested assets was 5.2% for the nine months ended September 30, 2007 compared to 5.5% for the same period in 2006. The decrease in yield is generally due to our investment in a limited partnership, with respect to which we booked an unrealized loss of $1.3 million offset by a realized gain of $0.4 million in net investment income partially mitigated by an extension in the average duration of our fixed maturity portfolio from 2.27 years at September 2006 to 2.63 years at September 2007, to take advantage of a more normalized yield curve compared with a relatively flat yield curve at September 2006. The partnership invests in highly rated municipal bonds, which were negatively impacted by the recent "flight to quality" and lack of liquidity. We believe this impairment to be temporary.

      Realized losses were $0.1 million for the nine months ended September 30, 2007 compared with virtually zero for the nine months ended September 30, 2006.

      Loss and loss adjustment expenses. Loss and loss adjustment expenses increased 247.0% to $87.8 million, which produced a 52.5% loss ratio for the nine months ended September 30, 2007 compared to $25.3 million which produced a 53.4% loss ratio for the same period in 2006. The reduction in the loss ratio is primarily due to favorable experience to date on our brokerage business quota share reinsurance agreement with Tower.

      Operating expenses. Operating expenses increased 172.9% to $72.1 million for the nine months ended September 30, 2007, from $26.4 million for the same period in 2006. Operating expenses are comprised of commission expense and other operating expenses, including corporate expenses (primarily, salaries, audit, legal services and insurance expenses). The increase was due primarily to the increase in commission and other acquisition expenses resulting from the growth in premiums earned and, to a lesser extent, an increase in payroll and payroll related expenses due to increase in staffing.

      Interest expense. Interest expense was $6.6 million for the nine months ended September 30, 2007 compared to zero for the nine months ended September 30, 2006. Interest expense resulted primarily from the $103.1 million of subordinated debentures issued in connection with trust preferred securities issued by us in December 2006 at an average fixed interest rate of 8.6%.

      Income tax benefit. Our income tax benefit was $2.3 million for the nine months ended September 30, 2007 compared to zero for the nine months ended 30, 2006. The effective income tax rate was negative 8.7% for the nine months ending September 30, 2007 due to losses generated in our U.S. operations.

      Net income and return on average equity. Our net income was $28.1 million for the nine months ended September 30, 2007 compared to $3.8 million for the same period in 2006. Our annualized return on average equity was 10.7% for the nine months ended September 30, 2007. The annualized return was calculated by dividing annualized net income of $37.5 million by weighted average shareholders' equity of $349.1 million.

      Consolidated combined ratio. One of our key measures of profitability is what we refer to as our consolidated combined ratio, which is calculated by (i) dividing the total expenses (excluding interest expenses) minus commission income by (ii) net premiums earned. Our consolidated combined ratio for the nine months ended September 30, 2007 was 93.3% compared to 106.2% for the same period in 2006. Included in the 2006 ratio was the cost of the warrants we issued to Tower of $4.6 million.

Insurance Segment Results of Operations

                                        Three Months Ended               Nine Months Ended
                                           September 30,                   September 30,
                                         2007             2006           2007              2006
                                  ---------------- -------------- ---------------- ---------------
                                                          ($ in thousands)
Revenues
Premiums earned
   Gross premiums earned             $      6,063      $       --    $      7,394      $        --
   Less: ceded premiums earned             (1,419)             --          (1,419)              --
                                  ---------------- -------------- ---------------- ---------------
   Net premiums earned                      4,644              --           5,975               --
                                  ---------------- -------------- ---------------- ---------------
Expenses
Loss and loss adjustment expenses
   Gross loss and loss adjustment
    expenses                                3,312              --           4,030               --
   Less: ceded loss and loss
    adjustment expenses                      (315)             --            (315)              --
                                  ---------------- -------------- ---------------- ---------------
   Net loss and loss adjustment
    expenses                                2,997              --           3,715               --
                                  ---------------- -------------- ---------------- ---------------
Underwriting expenses
   Commission expense                       1,997              --           2,546               --
   Other underwriting expenses                130              --             151               --
                                  ---------------- -------------- ---------------- ---------------
Total underwriting expenses                 2,127              --           2,697               --
                                  ---------------- -------------- ---------------- ---------------
Underwriting Loss                    $       (480)     $       --    $       (437)     $        --
                                  ================ ============== ================ ===============

Key Measures
Premiums written
Gross premiums written               $     28,696      $       --    $     42,228      $        --
   Less: ceded premiums written            (7,096)             --          (7,096)              --
                                  ---------------- -------------- ---------------- ---------------
   Net premiums written              $     21,600      $       --    $     35,132      $        --
                                  ================ ============== ================ ===============
Loss Ratios
Gross                                        54.6%            n/a            54.5%             n/a
Net                                          64.5%            n/a            62.2%             n/a
Accident Year Loss Ratios
Gross                                        54.6%            n/a            54.5%             n/a
Net                                          64.5%            n/a            62.2%             n/a
Underwriting Expense Ratios
Gross                                        35.1%            n/a            36.5%             n/a
Net                                          45.8%            n/a            45.1%             n/a
Combined Ratios
Gross                                        89.7%            n/a            91.0%             n/a
Net                                         110.3%            n/a           107.3%             n/a

Insurance Segment Results of Operations for the Three Months Ended September 30, 2007 and 2006

      The insurance segment did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees and operations for the three months ended September 30, 2006.

      Summary. The Insurance segment had an underwriting loss for the three months ended September 30, 2007 due to the cost of purchasing property catastrophe reinsurance. However, on a gross of reinsurance basis, the combined ratio was 89.7% which reflects solid underlying profitability, and when the premiums earned increase relative to premiums written the net combined ratio is expected to decrease and be closer to the gross combined ratio. Premiums written in the three month period ended September 30, 2007 increased significantly based upon implementation of the alternative insurance risk-sharing solutions with Tower which generated $23.4 million in premiums written during the period, as well as premiums written of $5.7 million on another risk sharing arrangement with a client other than Tower.

      Gross premiums and net premiums. Gross and net premiums written were $28.7 million and $21.6 million, respectively, for the three months ended September 30, 2007. Gross and net premium earned were $6.1 and $4.6 respectively, for the three months ended September 30, 2007. CastlePoint Insurance assumed $5.7 million through a new program managed by CastlePoint Management and wrote approximately $23.4 million of direct business that was produced by Tower Risk Management Corp., a subsidiary of Tower. The ceded premium consisted of excess of loss and catastrophe premium of which approximately 49% was ceded to third party reinsurers and 51% to CastlePoint Re.

      Gross and net loss and loss adjustment expenses and loss ratio. Gross loss and loss adjustment expenses were $3.3 million, which produced a 54.6% gross loss ratio for the three months ended September 30, 2007. Net loss and loss adjustment expenses were $3.0 million, which produced a 64.5% net loss ratio for the three months ended September 30, 2007. The net loss ratio was negatively impacted by $0.9 million of ceded catastrophe premium written and earned with a zero percent loss ratio.

      Underwriting expenses and underwriting expense ratio. Underwriting expenses for the insurance segment are comprised of commission and other underwriting expenses. Commission expense was $2.0 million and other underwriting expenses were minimal for the three months ended September 30, 2007. The gross underwriting expense ratio was 35.1% and the net underwriting expense ratio was 45.8% for the three months ended September 30, 2007.

      Underwriting loss and net combined ratio. The underwriting loss and net combined ratio from the insurance segment was $480,000 and 110.3%, respectively, for the three months ended September 30, 2007.

Insurance Segment Results of Operations for the Nine Months Ended September 30, 2007 and 2006

      The insurance segment did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees and operations for the nine months ended September 30, 2006.

      Gross premiums and net premiums. Gross and net premiums written were $42.2 million and $35.1 million, respectively, for the nine months ended September 30, 2007. Gross and net premium earned were $7.4 and $6.0 respectively, for the nine months ended September 30, 2007. CastlePoint Insurance assumed $5.7 million through a new program managed by CastlePoint Management, and wrote approximately $23.9 million of direct business that was produced by Tower Risk Management Corp., a subsidiary of Tower, which incepted in the third quarter; CastlePoint Insurance also assumed $12.6 million of Tower's brokerage business during the second quarter. The ceded premium consisted of excess of loss and catastrophe premium, of which approximately 49% was ceded to third party reinsurers and 51% to CastlePoint Re.

      Gross and net loss and loss adjustment expenses and loss ratio. Gross loss and loss adjustment expenses were $4.0 million, which produced a 54.5% gross loss ratio for the nine months ended September 30, 2007. Net loss and loss adjustment expenses were $3.7 million, which produced a 62.2% net loss ratio for the nine months ended September 30, 2007. The net loss ratio was negatively impacted by $0.9 million of ceded catastrophe premium written and earned with a zero percent loss ratio.

      Underwriting expenses and underwriting expense ratio. Underwriting expenses for the insurance segment are comprised of commission and other underwriting expenses. Commission expense was $2.5 million and other underwriting expenses were minimal for the nine months ended September 30, 2007. The gross underwriting expense ratio was 36.5% and the net underwriting expense ratio were 45.1% for the nine months ended September 30, 2007. The gross commission rate paid on direct business that was produced by Tower Risk Management Corp. and the business assumed from Tower's brokerage business was 36%, which includes a commission slide of 2% based upon profitable loss ratio results.

      Underwriting loss and net combined ratio. The underwriting loss and net combined ratio from the insurance segment were $437,000 and 107.3%, respectively, for the nine months ended September 30, 2007.

Reinsurance Segment Results of Operations

                                                  Three Months Ended September 30,     Nine Months Ended September 30,
                                                        2007              2006              2007              2006
                                                 ----------------- ----------------- ----------------- -----------------
                                                                            ($ in thousands)
Revenues
Premiums earned
   Gross premiums earned                             $     60,965       $    27,003      $    161,171      $     47,390
   Less: ceded premiums earned                                 --                --                --                --
                                                 ----------------- ----------------- ----------------- -----------------
   Net premiums earned                                     60,965            27,003           161,171            47,390
                                                 ----------------- ----------------- ----------------- -----------------
Expenses
Loss and loss adjustment expenses
   Gross loss and loss adjustment expenses                 31,485            13,919            84,075            25,297
   Less: ceded loss and loss adjustment expenses               --                --                --                --
                                                 ----------------- ----------------- ----------------- -----------------
   Net loss and loss adjustment expenses                   31,485            13,919            84,075            25,297
                                                 ----------------- ----------------- ----------------- -----------------
Underwriting expenses
   Ceding commission expense                               20,929             9,286            54,634            16,405
   Other underwriting expenses                              1,125               331             2,614               535
                                                 ----------------- ----------------- ----------------- -----------------
Total underwriting expenses                                22,054             9,618            57,248            16,940
                                                 ----------------- ----------------- ----------------- -----------------
Underwriting Profit                                  $      7,426       $     3,465      $     19,848      $      5,153
                                                 ================= ================= ================= =================

Key Measures
Premiums written
   Gross premiums written                            $     68,975       $    43,664      $    207,849      $    116,406
   Less: ceded premiums written                                --                --                --                --
                                                 ----------------- ----------------- ----------------- -----------------
   Net premiums written                              $     68,975       $    43,664      $    207,849      $    116,406
                                                 ================= ================= ================= =================
Loss Ratios
Gross                                                        51.6%             51.5%             52.2%             53.4%
Net                                                          51.6%             51.5%             52.2%             53.4%
Accident Year Loss Ratios
Gross                                                        52.3%             51.5%             52.5%             53.4%
Net                                                          52.3%             51.5%             52.5%             53.4%
Underwriting Expense Ratios
Gross                                                        36.2%             35.6%             35.5%             35.7%
Net                                                          36.2%             35.6%             35.5%             35.7%
Combined Ratios
Gross                                                        87.8%             87.1%             87.7%             89.1%
Net                                                          87.8%             87.1%             87.7%             89.1%

Reinsurance Segment Results of Operations for the Three Months Ended September 30, 2007 and 2006

      Summary. The Reinsurance segment is predominantly quota share reinsurance. The segment had excellent results driven by a significant increase in premiums written and earned and a combined ratio of 87.8%. CastlePoint Re assumed 40% of Tower's brokerage business during the period, and premiums from clients other than Tower were 27% of total premiums written. The loss ratio of 51.6% benefited by 0.7 points from favorable loss development on prior accident years. The expense ratio of 36.2% reflects 36.0% ceding commissions to Tower, which includes 2 points of profit sharing commission to Tower based upon its loss ratios. Ceding commissions to clients other than Tower also included profit sharing commissions.

      Gross premiums and net premiums. Gross and net written premiums increased 58.0% to $69.0 million for the three months ended September 30, 2007 from $43.7 million for the three months ended September 30, 2006. Business not originated from Tower and CastlePoint Insurance represents 26.6% or $18.3 million of the total written premiums compared to 9.3% or $4.1 million during the same period last year. The quota share reinsurance agreements originated from third-party clients included a new non-standard automobile U.S. regional insurance company and a U.S. regional insurance company specializing in small workers compensation and commercial automobile. Gross and net premiums earned increased by 125.8% to $61.0 million for the three months ended September 30, 2007 from $27.0 million for the same period in 2006. The increase is attributable to the fact we have a full year of written premium included in our earned premium for the three months ended September 30, 2007 compared to only two quarters of written premium included for the same period in 2006. Further, during the three months ended September 30, 2007, CastlePoint Re added four new quota share reinsurance agreements (resulting in earned premium of $0.7 million) and one new excess of loss reinsurance agreement (resulting in earned premium of $0.2 million).

      Loss and loss adjustment expenses and loss ratio. Loss and loss adjustment expenses increased by 126.2% to $31.5 million, which produced a 51.6% loss ratio for the three months ended September 30, 2007 compared to $13.9 million, which produced a 51.5% loss ratio for the same period in 2006.

      Underwriting expenses and underwriting expense ratio. Underwriting expenses for the reinsurance segment are comprised of ceding commission paid to insurance companies, which cede business to CastlePoint Re, and other underwriting expenses. Ceding commission expense was $20.9 million and other underwriting expenses were $1.1 million for the three months ended September 30, 2007 compared to $9.3 million and $0.3 million, respectively, for the same period in 2006. Both the gross underwriting expense ratio and the net underwriting expense ratio were 36.2% for the three months ended September 30, 2007 compared to 35.6% for the same period in 2006.

      Underwriting profit and combined ratio. The underwriting profit and combined ratio from the reinsurance segment was $7.4 million and 87.8%, respectively, for the three months ended September 30, 2007 compared to $3.5 million and 87.1% for the same period in 2006. The combined ratio increased slightly as a result of higher profit sharing commission due to favorable loss ratios on several treaties.

Reinsurance Segment Results of Operations for the Nine Months Ended September 30, 2007 and 2006

      Gross premiums and net premiums. Gross and net written premiums increased 78.6% to $207.8 million for the nine months ended September 30, 2007 from $116.4 million for the nine months ended September 30, 2006. Included in the gross and net premiums of $116.4 million in 2006 was a transfer of unearned written premiums in the amount of $40.9 million. The total amount of net written premiums originated by and assumed from Tower and CastlePoint Insurance by CastlePoint Re for the nine months ended September 30, 2007 was $157.6 million or 75.8% of total written premium compared to $111.1 million or 95% during the same period last year. Gross and net premiums earned increased by 240.1% to $161.2 million for the nine months ended September 30, 2007 from $47.4 million for the same period in 2006. The increase is attributable to the fact we have a full year of written premium included in our earned premium for the three months ended September 30, 2007 compared to only two quarters of written premium included for the same period in 2006. Further, during the third quarter 2007 CastlePoint Re entered into four new quota share reinsurance agreements (resulting in earned premium of $0.7 million) and one new excess of loss reinsurance agreement (resulting in earned premium of $0.2 million). Three reinsurance agreements, out of the five new reinsurance agreements that CastlePoint Re entered into during the third quarter 2007, represent business from clients other than Tower and CastlePoint Insurance.

      Loss and loss adjustment expenses and loss ratio. Loss and loss adjustment expenses increased by 232.3% to $84.1 million, which produced a 52.2% loss ratio for the nine months ended September 30, 2007 compared to $25.3 million, which produced a 53.4% loss ratio for the same period in 2006, primarily reflecting favorable development on our brokerage business quota share reinsurance agreement with Tower.

      Underwriting expenses and underwriting expense ratio. Underwriting expenses for the reinsurance segment are comprised of ceding commission paid to insurance companies, which cede business to CastlePoint Re, and other underwriting expenses. Ceding commission expense was $54.6 million and other underwriting expenses were $2.6 million for the nine months ended September 30, 2007 compared to $16.4 million and $0.5 million, respectively, for the same period in 2006. Both the gross underwriting expense ratio and the net underwriting expense ratio were 35.5% for the nine months ended September 30, 2007 compared to 35.7% for the nine months ended September 30, 2006.

      Underwriting profit and combined ratio. The underwriting profit and combined ratio from the reinsurance segment was $19.9 million and 87.7%, respectively, for the nine months ended September 30, 2007 compared to $5.2 million and 89.1%, respectively, for the nine months ended September 30, 2006. The principal factor that led to the improvement in the underwriting profit and combined ratio for the reinsurance segment was a reduction in the loss ratio attributable to the Tower brokerage quota business.

Insurance Services Segment Results of Operations

                                         Three Months Ended September 30,     Nine Months Ended September 30,
                                               2007              2006               2007              2006
                                        ----------------- ----------------- ------------------ -----------------
                                                                    ($ in thousands)
Revenues
Direct commission revenue from programs    $       1,667      $        854      $       3,902      $      1,392
                                        ----------------- ----------------- ------------------ -----------------
Total Revenues                                     1,667               854              3,902             1,392
                                        ----------------- ----------------- ------------------ -----------------
Expenses
Direct commissions expense for programs            1,222               617              2,930             1,016
Other insurance services expenses                  1,435             1,032              4,567             1,757
                                        ----------------- ----------------- ------------------ -----------------
Total Expenses                                     2,657             1,649              7,496             2,773
                                        ----------------- ----------------- ------------------ -----------------
Insurance Services Loss                    $        (990)     $       (795)     $      (3,594)     $     (1,381)
                                        ================= ================= ================== =================

Insurance Services Segment Results of Operations for the Three Months Ended September 30, 2007 and 2006

      Direct commission revenue from programs. Direct commission revenue is dependent upon the premiums written during the year with respect to the program business managed by CastlePoint Management. CastlePoint Management receives a 30% commission from CastlePoint Insurance and Tower's insurance companies for program business placed by CastlePoint Management with these companies less boards, bureaus and premium taxes (which we refer to as "BB&T") and less direct commission expenses that are incurred by Tower and CastlePoint Insurance. Direct commission revenue increased 95.2% to $1.7 million for the three months ended September 30, 2007 compared to $0.9 million for the three months ended September 30, 2006. These commission revenues were received for the specialty programs and traditional programs. We also bound two additional programs, which contributed approximately $0.5 million to revenues in the third quarter of 2007.

      Direct commission expense for programs. Direct commission expense increased 98.1% to $1.2 million for the three months ended September 30, 2007 from $0.6 million for the three months ended September 30, 2006. Direct commission expense consisted of the commission fees paid by us to producing agents for the placement of program business.

      Other insurance services expenses. Other insurance services expenses were $1.4 million for the three months ended September 30, 2007 compared to $1.0 million for the same period in 2006. This amount includes $0.3 million for the three months ended September 30, 2007 and $0.2 million for the three months ended September 30, 2006 of costs incurred and charged by Tower's insurance companies for services provided to us.

      Insurance services loss. Insurance services loss was $1.0 million for the three months ended September 30, 2007 compared to $0.8 million for the same period in 2006 due to CastlePoint Management's current incurrence of costs to produce programs that are expected to generate commission revenue in future periods due in part to the lag time associated with launching new programs that require rates and forms to be filed and approved, as well as systems to be implemented.

Insurance Services Segment Results of Operations for the Nine Months Ended September 30, 2007 and 2006

      Direct commission revenue from programs. Direct commission revenue is dependent upon the premiums written during the year with respect to the program business managed by CastlePoint Management. CastlePoint Management receives a 30% commission from CastlePoint Insurance and Tower's insurance companies for program business placed by CastlePoint Management with these companies less BB&T and less direct commission expenses that are incurred by these companies. Commission income increased 180.3% to $3.9 million for the nine months ended September 30, 2007 compared to $1.4 million for the nine months ended September 30, 2006. These commission revenues were received for the specialty programs and traditional programs. We also bound two additional programs that began producing revenues in the third quarter of 2007.

      Direct commission expense for programs. Direct commission expense increased 188.4% to $2.9 million for the nine months ended September 30, 2007 from $1.0 million for the nine months ended September 30, 2006. Direct commission expense consisted of the commission fees paid by us to producing agents for placement of program business.

      Other insurance services expenses. Other insurance services expenses were $4.6 million for the nine months ended September 30, 2007 compared to $1.8 million for the same period in 2006. This amount includes $0.8 million for the nine months ended September 30, 2007 and $0.5 million for the nine months ended September 30, 2006 of costs incurred and charged by Tower's insurance companies for services provided to us. The increase in expenses over the two periods was due in part to the fact we did not start our operations until April of 2006. In addition, the increase in staffing increased the salary and salary related items by approximately $1.9 million.

      Insurance services loss. Insurance services loss was $3.6 million for the nine months ended September 30, 2007 compared to $1.4 million for the same period in 2006 primarily due to CastlePoint Management's current incurrence of costs to produce programs that are expected to generate commission revenue in future periods due in part to the lag time associated with launching new programs that require rates and forms to be filed and approved, as well as systems to be implemented.

Liquidity and Capital Resources

      CastlePoint Holdings is organized as a Bermuda holding company, and as such, has no direct operations of its own. We expect substantially all of our operations to be conducted by our insurance, reinsurance, and management company subsidiaries. Accordingly, we expect to have continuing cash needs for administrative expenses and the payment of principal and interest on existing and any future borrowings, taxes and dividends. Funds to meet these obligations will come primarily from dividend payments from our operating subsidiaries. There are restrictions on the payment of dividends by our insurance subsidiaries. These restrictions, as well as our liquidity, principal capital requirements and related matters are described in more detail in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Registration Statement filed with the SEC.

      Our ongoing principal cash requirements for the Company and its wholly owned subsidiaries are expected to be the capitalization of our existing operating subsidiaries, operating expenses, our acquisition of at least one additional U.S. licensed insurance company in connection with our insurance risk-sharing and program business within the next nine months, subject to receipt of regulatory approvals, net cash settlements under the reinsurance agreements, payment of losses and loss adjustment expenses, commissions paid to program underwriting agents, ceding commissions to insurance companies including Tower, excise taxes, operating expenses, purchases of marketable securities and payments under our service and expense sharing agreements with Tower and certain of its subsidiaries. In addition, we will need cash to enable us to make strategic investments in some of our clients and potential clients, including Tower, as well as to pay dividends to our shareholders and to service the debt on the subordinated debentures of $103.1 million issued by CastlePoint Management in December 2006 and an additional $30.9 million issued by CastlePoint Bermuda Holdings in September 2007. Further, while insurance regulations differ by location, insurers and reinsurers are generally required to maintain certain minimum levels of capital and/or risk-based capital, the calculation of which typically includes numerous factors specified by the respective insurance regulatory authorities and the related insurance regulations. In order to maintain these capital requirements our insurance subsidiaries may need additional capital. In addition, we maintain levels of capital commensurate with standards expected by rating agencies.

      On March 28, 2007, we completed the sale of 8,697,148 common shares at $14.50 per share in an initial public offering. In addition, 119,500 shares were sold in that offering by selling shareholders who previously purchased such shares in the private offering of our common shares we completed in April 2006. Included in the 8,697,148 shares sold by us were 1,134,410 shares purchased by the underwriters to cover over-allotments. The net proceeds to the Company of the initial public offering were approximately $114 million after the deduction of underwriting discounts and other offering expenses. We have used approximately $70.0 million of these net proceeds to further capitalize CastlePoint Re, and we intend to use the remaining proceeds of the initial public offering to either further capitalize CastlePoint Re or capitalize any U.S. licensed insurance companies we may acquire in the future, and for general corporate purposes.

      As previously reported in the Company's current report on Form 8-K filed with the SEC on October 1, 2007, which is incorporated herein by reference (the "October 2007 Current Report"), in September 2007, our subsidiary CastlePoint Bermuda Holdings borrowed $30.9 million in a trust preferred securities transaction, the proceeds of which are intended to be used for general corporate purposes, including acquisitions. In connection with this transaction, CastlePoint Bermuda Holdings formed a Delaware statutory trust in September 2007.


Sources of Cash

      We expect to receive cash from direct and assumed premiums collected, net cash settlements under our reinsurance agreements, fee income for services provided, investment income and proceeds from sales and redemptions of investments. We also expect that we may raise additional funds in the future through additional equity and/or additional debt financings. However there are no assurances that such equity/debt financing will be available on terms acceptable to us or at all.

      We, or one or more of our subsidiaries, may also enter into one or more unsecured revolving credit facilities and/or term loan facilities with one or more syndicates of lenders, and we may use any such facilities for strategic acquisitions, general corporate purposes and working capital requirements. We believe that any debt financing or credit facility will require compliance with financial covenants, such as a leverage ratio, a consolidated tangible net worth ratio and maintenance of ratings. Any debt financing or credit facility will likely contain additional covenants that restrict the activities of our operating subsidiaries, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. In addition, the terms of any debt financings may require guarantees by CastlePoint Holdings or any of our subsidiaries. We are currently in discussions with a major lender with respect to a credit facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

Cash Flows

      For the nine months ended September 30, 2007, net cash provided by operating activities was approximately $95.8 million compared to $45.0 million for the nine months ended September 30, 2006. The increase in net cash provided by operations resulted primarily from the increase in collected premiums as a result of the growth in premiums written.

      For the nine months ended September 30, 2007 net cash flows used in investing activities was approximately $144.0 million compared to $285.8 million for the same period in 2006, which consisted of purchases and sales of investments.

      The net cash flows provided by financing activities for the nine months ended September 30, 2007 were approximately $141.2 million, which primarily consisted of approximately $114.5 million in net proceeds from the IPO after all offering expenses and net proceeds from the issuance of subordinated debentures of approximately $30 million by CastlePoint Bermuda Holdings, less dividends paid to shareholders of $2.7 million, as compared to $262.4 for the same period in 2006, which primarily consisted of approximately $248.9 million in net proceeds from the private offering and $15 million in net proceeds from Tower Group's initial investment in the Company in early 2006, less dividends paid to shareholders of $1.5 million.

      The primary sources of cash of our operating subsidiaries are net premiums received, commission income and investment income. Cash is used by our operating subsidiaries to pay dividends to their parent, commissions, claims and operating expenses, as well as to purchase investments and fixed assets, subject to regulatory, contractual, rating agencies and other constraints applicable to us.

Security Requirements

      Under the terms of the quota share reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. The security is provided in the form of trust accounts. These trust arrangements permit Tower's insurance companies to take credit on their statutory financial statements for the reinsurance ceded to CastlePoint Re, either as an additional asset or as a reduction in liability. CastlePoint Re is also required by its reinsurance agreements with its other cedents to collateralize amounts through a letter of credit, cash advance, funds held or a trust account meeting the requirements of the applicable state insurance regulations.

      As of September 30, 2007, CastlePoint Re had trust accounts for the benefit of its reinsureds totaling approximately $181.9 million, an increase of approximately $84.1 million since December 31, 2006. The increase is due to larger assumed loss reserves and unearned premium reserves due to the growth in written and earned premiums. CastlePoint Re earns and collects the interest on the trust funds. CastlePoint Insurance had no trust accounts for the benefit of its clients as of September 30, 2007.

Investments

      The Company has developed specific investment objectives and guidelines for the management of its investment portfolio. These investment guidelines stress capital preservation and maximization of after tax investment income through the maintenance of liquidity, risk diversification and credit quality. Generally, we invest our assets in relatively liquid, high-grade fixed maturity securities of relatively short duration. We seek to manage our credit risk through issuer and industry diversification and interest rate risk by monitoring the duration and structure of the portfolio. Despite the prudent focus of these objectives and guidelines, the Company's investments are subject to general market risk, as well as to risks inherent to particular securities.

      The aggregate fair market value of our available-for-sale investments as of September 30, 2007 was $534.4 million, which excludes our investment in common trust securities of the three statutory business trusts described under "--Off-Balance Sheet Transactions" below and under Note 1 "Investments--Investments in partnerships and other funds" above. Our fixed maturity securities as of this date had a fair market value of $494.3 million and an amortized cost of $494.8 million. Short term investments were carried at fair value of $0 as of September 30, 2007 compared to $51.6 million as of December 31, 2006.

      The portfolio duration of the fixed maturity securities at September 30, 2007 was approximately 2.63 years (2.0 years at December 31, 2006) and the average credit rating was AA+ (AA+ at December 31, 2006).

      Included in the "Fixed maturity securities" on the balance sheet at September 30, 2007, the Company held $337.6 million ($187.7 million at December 31, 2006), at fair value in mortgage-backed, commercial mortgage-backed and asset backed securities (reflecting primarily assets backed by automobile loans and credit card receivables, with approximately $3.0 million of the asset backed securities being backed by home equity loans at September 30, 2007). Our total exposure to mortgage and asset backed securities at September 30, 2007 represented 50.0% (44.2% at December 31, 2006) of cash and invested assets. Of the total $337.6 million exposure to mortgage and asset backed securities, $159.3 million (47%) was rated Agency and $169.7 million (50%) was rated AAA. The remaining 3% was rated above investment grade. The $3.0 million of assets backed by home equity loans represents subprime exposure and is rated AAA. The remaining asset class at September 30, 2007 and December 31, 2006 consisted primarily of highly rated corporate securities.

      Included in "Equity securities" on the balance sheet at September 30, 2007, the Company held an investment in a fund that has subprime mortgage exposure. Our proportional share of the total exposure to subprime mortgages in this fund is approximately $8.0 million. Of this amount, approximately $4.0 million is from mortgages originating in years 2006 and 2007 and all the exposure from mortgages issued in these years is rated investment grade. Of the $4.0 million originating in years 2005 and prior, only $126,000 is rated below investment grade. Of our total exposure of $8.0 million, $6.0 million is rated A or better. We do not believe these securities have suffered significant credit impairment and we believe the lower market prices at September 30, 2007 for these securities are based primarily on the lack of liquidity in this sector of the mortgage backed securities market. Additionally, we have no Alternative A (defined as risks falling between prime and subprime) mortgage exposure in our portfolio or in any of the funds in which we have invested.

      At September 30, 2007, we had gross unrealized gains of $2.5 million and gross unrealized losses of $9.1 million. Of the $9.1 million of gross unrealized losses, the majority is attributable to the liquidity problems affecting mortgage and mortgage related securities. The gross unrealized losses are generally attributed to the funds in which we have invested ($3.6 million relates to our investment in a fund consisting of primarily floating rate asset backed securities and mortgage backed securities and $1.4 million relates to publicly traded mortgage real estate investment trusts).

      At September 30, 2007, we held $127.6 million of cash and cash equivalents, which include all securities that, at their purchase date, have a maturity of less than 90 days, of which $30 million was uninvested cash resulting from the proceeds from the offering by CastlePoint Bermuda Holdings of trust preferred securities, which we received at the end of September 2007. Of the remaining cash and cash equivalents, the majority is invested in 90 day commercial paper. The average yield on commercial paper purchased during the third quarter was approximately 5.5%. During the third quarter of 2007, our investment manager recommended overweight positions in mortgages, favoring pass-through instruments and high quality collateralized mortgage obligations and commercial mortgage backed securities. Our investment manager recommended underweight positions in virtually all other sectors. However, since we did not wish to increase our exposure to mortgages at this time, we decided to maintain a relatively high amount of cash and cash equivalent balances without sacrificing yield.

      The fair value pricing of our fixed maturity securities at September 30, 2007 is generally based on current marks provided by indices and reputable pricing services and, to a lesser extent, established broker-dealers who routinely make a market in the securities being priced. Approximately 77% of the portfolio is priced by indices or pricing services and 23% is priced by broker dealers. To the best of our management's knowledge, substantially all of the prices represent identical or similar securities priced in actively traded markets. No securities have been priced utilizing inputs from unobservable inputs. Our investment in equity securities primarily represents funds in which we have invested and substantially all of the pricing also comes from pricing services and broker-dealers.

Contractual Obligations

      There have been no material changes during the period covered by this quarterly report on Form 10-Q, outside of our ordinary course of business, to the contractual obligations specified in the table of contractual obligations in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Registration Statement, except as described below.

      As reported in more detail in the October 2007 Current Report, in September 2007, CastlePoint Bermuda Holdings issued $30.9 million in subordinated debentures, which mature on December 15, 2037 and represent payment obligations due more than five years after the end of the period covered by this quarterly report.

Off-Balance Sheet Transactions

      We formed two Delaware statutory business trusts of which CastlePoint Management owns all of the common trust securities, in connection with the trust preferred financing completed in December 2006. We also formed another Delaware statutory business trust of which CastlePoint Bermuda Holdings owns all of the common trust securities, in connection with the trust preferred financing completed in September 2007.

Ratings

      During the first quarter of 2007, CastlePoint Insurance received a Financial Strength rating of "A-" (Excellent) from A.M. Best Company, Inc., an insurance rating agency, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our policyholders. A.M. Best also confirmed the "A-" (Excellent) rating it previously assigned to CastlePoint Re. In June 2007, following the Company's press release announcing a risk sharing arrangement with AequiCap Program Administrators and certain of its subsidiaries, A.M. Best placed the ratings of CastlePoint Re and CastlePoint Insurance, and the issuer credit rating of "bbb-" of CastlePoint Holdings, under review with negative implications. However, the ratings of CastlePoint Re and CastlePoint Insurance were affirmed by A.M. Best in July 2007. The maintenance of the assigned ratings depends, in part, upon CastlePoint Re and CastlePoint Insurance operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best formally evaluates its Financial Strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

      Market risk relates to changes in the value of financial instruments that arise from adverse movements in factors such as interest rates and equity prices. We are exposed mainly to changes in interest rates that affect the yield on and fair value of our investments in securities.

Sensitivity Analysis

      Sensitivity analysis is a measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In our sensitivity analysis model, we select a hypothetical change in interest rates that reflects what we believe are reasonably possible near-term changes in those rates. The term "near-term" means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any action that we may take to mitigate such hypothetical losses in fair value.

      In this sensitivity analysis model, we use fair values to measure our potential loss. The sensitivity analysis model includes fixed maturities securities and short-term investments.

      For fixed maturities securities, we use modified duration modeling to calculate the impact of potential changes in interest rates on fair values. Durations on invested assets are adjusted for any call, put and interest rate reset features. Durations on tax-exempt securities are adjusted for the fact that the yield on such securities is less sensitive to changes in interest rates compared to Treasury securities. Invested asset portfolio durations are calculated on a market value weighted basis, including accrued investment income, using holdings as of September 30, 2007.

      The following table summarizes the estimated change in fair value on our fixed maturity portfolio based on specific changes in interest rates as of September 30, 2007:

                               Estimated Increase       Estimated Percentage
                             (Decrease) in Fair Value    Increase (Decrease)
Change in Interest Rate          ($ in thousands)           in Fair Value
--------------------------- -------------------------- ------------------------
300 basis point rise                 (48,809)                   (9.8)%
200 basis point rise                 (32,407)                   (6.5)%
100 basis point rise                 (15,740)                   (3.2)%
100 basis point decline               13,800                     2.8%
200 basis point decline               24,787                     5.0%
300 basis point decline               34,887                     7.0%

      The sensitivity analysis model used by us produces a predicted pre-tax loss in fair value of interest-sensitive instruments of $15.7 million or 3.2% based on a 100 basis point increase in interest rates as of September 30, 2007. This loss amount only reflects the impact of an interest rate increase on the fair value of our fixed maturities, which constituted approximately 90.2% of our total investments as of September 30, 2007.

      As of September 30, 2007, we had a total of $134.0 million of outstanding debt, all of which are outstanding junior subordinated debentures underlying trust securities issued by our wholly owned statutory business trusts carrying a fixed interest rate during the first five years, after which the interest rate will become floating and equal to the three month LIBOR rate plus 3.5% per annum (calculated quarterly). If LIBOR rates increase, the amount of interest payable by us would also increase.

Item 4T.  Controls and Procedures

      Our management, with the participation of the Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this quarterly report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective to provide reasonable assurance that material information relating to us and our consolidated subsidiaries required to be disclosed in our reports filed with or submitted to the SEC under the Securities Exchange Act of 1934, as amended, is made known to such officers by others within these entities, particularly during the period this quarterly report was prepared, in order to allow timely decisions regarding required disclosure.

      In connection with the evaluation described above, we have not identified any change in our internal control over financial reporting that occurred during the three months ended September 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                           PART II - OTHER INFORMATION

Item 1.  Legal Proceedings
      We are not a party to any pending or threatened material litigation and are not currently aware of any pending or threatened material litigation, other than in the normal course of business as a reinsurer. We may become involved in various claims and legal proceedings in the normal course of business, as a reinsurer or insurer.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

      (a) As previously reported in the October 2007 Current Report, on September 27, 2007 CastlePoint Bermuda Holdings Statutory Trust I, a financing subsidiary of CastlePoint Bermuda Holdings, issued and sold capital securities of the trust in the aggregate principal amount of $30 million, in a private placement, and issued $0.9 million in common securities to CastlePoint Bermuda Holdings. On the same date, the trust used the proceeds from the sale of all such securities to purchase $30.9 million of CastlePoint Bermuda Holdings' Fixed/Floating Rate Junior Subordinated Interest Debentures due December 15, 2037. CastlePoint Bermuda Holdings also issued a guarantee of the various obligations associated with the trust preferred securities. The issuance of trust preferred securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof. The placement agent for this transaction was Keefe, Bruyette & Woods, Inc., which was compensated $600,000 in connection with this transaction.

      (b) On March 22, 2007, the SEC declared effective the Company's Registration Statement on Form S-1, as amended (Registration No. 333-139939), filed in connection with the initial public offering of its common shares, par value $0.01 per share. Under this Registration Statement and a related registration statement the Company filed on Form S-1 pursuant to Rule 462(b) (Registration No. 333-141530), the Company registered 8,816,648 common shares, including 1,134,410 shares subject to the over-allotment option we granted to the underwriters. The Company registered 8,697,148 of these shares on its own behalf and 119,500 of these shares on behalf of the selling shareholders, for an aggregate public offering price of approximately $127.8 million. On March 28, 2007, the Company completed the offering at an initial offering price per share of $14.50, in which (i) the Company sold 8,697,148 shares it registered on its own behalf, and (ii) selling shareholders sold 119,500 shares the Company registered on their behalf. The managing underwriters for the initial public offering were Friedman, Billings, Ramsey & Co., Inc., Keefe, Bruyette & Woods, Inc., Cochran Caronia Waller Securities LLC and Piper Jaffray & Co.

      The aggregate proceeds of the offering (including sale of the 1,134,410 shares sold pursuant to the underwriters' over-allotment option) were approximately $127.8 million, of which the gross proceeds to the Company were approximately $126.1 million. Net proceeds to the Company, after deducting underwriting discounts of approximately $8.5 million and other estimated offering expenses of approximately $3.6 million, were approximately $114 million. The gross proceeds to the selling shareholders were approximately $1.7 million in the aggregate, and net proceeds to the selling shareholders were approximately $1.6 million in the aggregate. The Company did not receive any of the proceeds of the sale by the selling shareholders.

      As of November 9, 2007, we have used approximately $70.0 million of these net proceeds to further capitalize CastlePoint Re, and we intend to use the remaining proceeds of the initial public offering to either further capitalize CastlePoint Re or capitalize any U.S. licensed insurance companies we may acquire in the future and for general corporate purposes.

      (c) Not applicable.

Item 4.     Submission of Matters to a Vote of Security Holders

There were no matters submitted to a vote of security holders during the quarter ended September 30, 2007. The results of matters submitted to a vote of security holders at the Annual General Meeting of Members of CastlePoint Holdings, Ltd. held on July 30, 2007 were previously reported in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 14, 2007.

Item 6.  Exhibits



3.2    Amended and Restated Bye-Laws of CastlePoint Holdings, Ltd.
10.1 Management Agreement, dated as of July 1, 2007, by and between CastlePoint Insurance Company and Tower Risk Management Corp.
10.2 Amendment No. 2 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, between Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd.
10.3 Amendment No. 3 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Reinsurance Company, Ltd.
31.1 Chief Executive Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 302
31.2 Chief Financial Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 302
32 Chief Executive Officer and Chief Financial Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 906

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CASTLEPOINT HOLDINGS, LTD.
                                   (Registrant)



     Date: November 13, 2007       /s/ Michael H. Lee
                                   ------------------
                                   Michael H. Lee
                                   Chairman of the Board and
                                   Chief Executive Officer

     Date: November 13, 2007       /s/ Joel. S. Weiner
                                   -------------------
                                   Joel S. Weiner
                                   Senior Vice President and
                                   Chief Financial Officer

                                  EXHIBIT INDEX

3.2    Amended and Restated Bye-Laws of CastlePoint Holdings, Ltd.
10.1 Management Agreement, dated as of July 1, 2007, by and between CastlePoint Insurance Company and Tower Risk Management Corp.
10.2 Amendment No. 2 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, between Tower Insurance Company of New York and CastlePoint Reinsurance Company, Ltd.
10.3 Amendment No. 3 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, among Tower Insurance Company of New York, Tower National Insurance Company and CastlePoint Reinsurance Company, Ltd.
31.1 Chief Executive Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 302
31.2 Chief Financial Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 302
32 Chief Executive Officer and Chief Financial Officer - Certification pursuant to Sarbanes-Oxley Act of 2002 Section 906

                                                                     EXHIBIT 3.2









                          AMENDED AND RESTATED BYE-LAWS
                                       OF
                           CASTLEPOINT HOLDINGS, LTD.





















                      Amended and Restated on April 1, 2006
                      -------------------------------------
                              Amended July 31, 2007
                              ---------------------

                                TABLE OF CONTENTS

Bye-Law                                                                    Page
-------                                                                    ----

1.    Interpretation.........................................................1
2.    Board of Directors.....................................................5
3.    Management of the Company..............................................5
4.    Power to appoint chief executive officer...............................6
5.    Power to appoint manager...............................................6
6.    Power to authorise specific actions....................................6
7.    Power to appoint attorney..............................................6
8.    Power to appoint and dismiss employees.................................6
9.    Power to borrow and charge property....................................7
10.   Power to purchase shares of the Company................................7
11.   Election of Directors..................................................8
12.   Defects in appointment of Directors....................................9
13.   Removal of Directors..................................................10
14.   Vacancies on the Board................................................10
15.   Notice of meetings of the Board.......................................11
16.   Quorum at meetings of the Board.......................................11
17.   Meetings of the Board.................................................12
18.   Unanimous written resolutions.........................................12
19.   Contracts and disclosure of Directors' interests......................12
20.   Remuneration of Directors.............................................12
21.   Power to delegate to a committee......................................13
22.   Officers of the Company...............................................13
23.   Appointment of Officers...............................................14
24.   Remuneration of Officers..............................................14

25.   Duties of Officers....................................................14
26.   Chairman of meetings..................................................14
27.   Register of Directors and Officers....................................14
28.   Obligations of Board to keep minutes..................................14
29.   Indemnification of Directors and Officers of the Company..............15
30.   Waiver of claim by Member.............................................15
31.   Notice of annual general meeting......................................16
32.   Notice of special general meeting.....................................16
33.   Accidental omission of notice of general meeting......................16
34.   Meeting called on requisition of Members..............................16
35.   Short notice..........................................................16
36.   Postponement of Meetings..............................................16
37.   Quorum For General Meeting............................................17
38.   Adjournment of meetings...............................................17
39.   Attendance at meetings................................................17
40.   Written resolutions...................................................17
41.   Attendance of Directors...............................................18
42.   Voting at meetings....................................................18
43.   Voting on show of hands...............................................18
44.   Decision of chairman..................................................19
45.   Demand for a poll.....................................................19
46.   Seniority of joint holders voting.....................................20
47.   Instrument of proxy...................................................20
48.   Representation of corporations at meetings............................20
49.   Rights of shares......................................................20
50.   Limitation on voting rights of Controlled Shares......................21
51.   Power to issue shares.................................................23
52.   Variation of rights and alteration of share capital...................24
53.   Registered holder of shares...........................................25

54.   Death of a joint holder...............................................25
55.   Share certificates....................................................25
56.   Calls on shares.......................................................26
57.   Forfeiture of Shares..................................................26
58.   Contents of Register of Members.......................................26
59.   Inspection of Register of Members.....................................26
60.   Determination of record dates.........................................27
61.   Instrument of transfer................................................27
62.   Restrictions on transfer..............................................28
63.   Transfers by joint holders............................................29
64.   Lien on Shares........................................................29
65.   Registration on death or bankruptcy...................................30
66.   Representative of deceased Member.....................................30
67.   Declaration of dividends by the Board.................................31
68.   Other distributions...................................................31
69.   Reserve fund..........................................................31
70.   Deduction of amounts due to the Company...............................31
71.   Unclaimed dividends...................................................31
72.   Interest on dividend..................................................31
73.   Issue of bonus shares.................................................31
74.   Records of account....................................................32
75.   Financial year end....................................................32
76.   Financial statements..................................................32
77.   Appointment of Auditor................................................32
78.   Remuneration of Auditor...............................................33
79.   Vacation of office of Auditor.........................................33
80.   Access to books of the Company........................................33
81.   Report of the Auditor.................................................33
82.   Notices to Members of the Company.....................................33

83.   Notices to joint Members..............................................34
84.   Service and delivery of notice........................................34
85.   The Seal..............................................................34
86.   Manner in which seal is to be affixed.................................34
87.   Winding-up/distribution by liquidator.................................34
88.   Alteration of Bye-laws................................................35
89.   Voting of Subsidiary Shares...........................................35
90.   Bye-Laws or Articles of Association of Certain Subsidiaries...........35

                                 B Y E - L A W S

                                       of

                           CASTLEPOINT HOLDINGS, LTD.

                                 INTERPRETATION
1. Interpretation
-- --------------

     (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

          (a)  "Act" means the Companies Act 1981 as amended from time to time;

          (b)  "Affiliate"  has  the  meaning   ascribed  thereto  in  Rule  144
               promulgated under the Securities Act;

          (c)  "Auditor" includes any individual or partnership;

          (d) "Board" means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

          (e) "Business Day" means any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or The City of New York, United States are authorized or obligated by law or executive order to close;

          (f) "Cause" means wilful misconduct, fraud, gross negligence, embezzlement or any other criminal conduct or any physical or mental disability that would substantially impair the ability of a Director to function in that capacity;

          (g) "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Code or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

          (h) "Common Shares" means the common shares, par value U.S.$ 0.01 per share, of the Company and includes a fraction of a Common Share;

          (i) "Company" means the company for which these Bye-laws are approved and confirmed;

          (j) "Controlled Shares" of any Person means all Common Shares and shares of any other class or classes of shares of the Company conferring voting rights owned by such Person, whether:

               (i)  directly;

               (ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code; or,

               (iii) beneficially   owned  directly  or  indirectly  within  the
                    meaning of Section 13(d)(3) of the Exchange Act, as amended, and the rules and regulations thereunder;

          (k)  "Director" means a director of the Company;

          (l)  "Dividend" includes a bonus or capitalization issue of shares;

          (m) "Exchange Act" means the United States Securities Exchange Act of 1934 as amended from time to time or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

          (n) "Fair Market Value" means, with respect to a repurchase of any shares of the Company in accordance with these Bye-laws, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognized investment banking firm chosen by the Company and reasonably satisfactory to the Member whose shares are to be so repurchased by the Company, provided that the -------- ---- calculation of the Fair Market Value of the shares made by such appointed investment banking firm (i) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (ii) shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be;

          (o)  "Formula" has the meaning ascribed thereto in Bye-law 50;

          (p) "Member" means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

          (q) "9.5% Shareholder" means a Person who owns, in the aggregate, (i) directly, (ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, shares of the Company representing more than nine and one half percent (9.5%) of the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company;

          (r) "Notice" means written notice as further defined in these Bye-laws unless otherwise specifically stated;

          (s) "Officer" means any person appointed by the Board to hold an office in the Company;

          (t) "Person" means any individual, company, corporation, firm, partnership, trust or any other business, entity or person, whether or not recognized as constituting a separate legal entity;

          (u) "Register of Directors and Officers" means the Register of Directors and Officers referred to in Bye-law 27;

          (v) "Register of Members" means the Register of Members referred to in Bye-law 58;

          (w) "Related Group" means a group of shareholders or members of the Company that are investment vehicles and are under common control or management;

          (x) "Secretary" means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

          (y) "Securities Act" means the United States Securities Act of 1933 as amended from time to time or any federal statute from time to time in effect which has replaced such statute, and any reference in these Bye-laws to a provision of the Securities Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

          (z) "share" means a share of any class of shares in the capital of the Company (including, where the context so admits, Common Shares) and includes a fraction of a share;

          (aa) "subsidiary", with respect to any Person, means a company more than fifty percent (50%) (or, in the case of a wholly owned subsidiary, one hundred percent (100%)) of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries, or any such Person and one or more other subsidiaries;

          (bb) "Unadjusted Basis", when used with respect to the aggregate voting rights held by any Member, refers to the determination of such rights without reference to the provisions relating to the adjustment of voting rights contained in Bye-law 50;

          (cc) "United States" means the United States of America and dependent territories or any part thereof;

          (dd) "United States 25% Shareholder" means a U.S. Person who owns, directly or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, twenty-five percent (25%) or more of either (i) the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company or (ii) the total combined value of the issued Common Shares and any other issued shares of the Company, in each case determined pursuant to Section 957 of the Code;

          (ee) "U.S. Person" means (i) a citizen or resident of the United States for U.S. tax purposes, (ii) a corporation, partnership or other entity taxable as a corporation or partnership created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to United States federal income tax without regard to its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust and
               (v) certain electing corporations and trusts; and

          (ff) "Voting Share" of any Person means any share in such Person conferring voting rights on the holder thereof (other than such voting rights as would exist solely in relation to a proposal to alter or vary the rights attaching to such shares solely upon the future occurrence of a contingency or voting rights attaching solely by virtue of the provisions of the Act).

     (2) In these Bye-laws, where not inconsistent with the context:

          (a) words denoting the plural number include the singular number and vice versa;

          (b)  words denoting the masculine gender include the feminine gender;

          (c) words importing persons include companies, associations or bodies of persons whether corporate or not;

          (d)  the word:

          (i)  "may" shall be construed as permissive;

          (ii) "shall" shall be construed as imperative; and

          (e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

     (3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, electronic mail, printing, lithography, photography and other modes of representing words in a visible form.

     (4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

                               BOARD OF DIRECTORS

2. Board of Directors
-- ------------------

     The business of the Company shall be managed and conducted by the Board.

3. Management of the Company
-- -------------------------

     (1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting subject, nevertheless, to these Bye-laws, the provisions of any statute, and to such regulations as may be prescribed by the Company in general meeting.

     (2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

     (3) The Board may procure that the Company pays to Members or third parties all expenses incurred in promoting and incorporating the Company.

4. Power to appoint chief executive officer
-- ----------------------------------------

     The Board may from time to time appoint one or more Persons to the office of chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. Power to appoint manager
-- ------------------------

     The Board may appoint a Person to act as manager of the Company's day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. Power to authorise specific actions
-- -----------------------------------

     The Board may from time to time and at any time authorise any Director, Officer or other Person or body of Persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7. Power to appoint attorney
-- -------------------------

     The Board may from time to time and at any time by power of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as they may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the seal of the Company.

8. Power to appoint and dismiss employees
-- --------------------------------------

     The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

9. Power to borrow and charge property
-- -----------------------------------

     The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

10. Power to purchase shares of the Company
--- ----------------------------------------

     (1)  Exercise  of  power  to  repurchase   shares  of  the  Company  or  to
          discontinue the Company

     The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Sections 42 and 42A of the Act or to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act or any successor to such provisions.

     (2)  Unilateral repurchase right

     Subject to Section 42A of the Act, if the Board in its absolute and unfettered discretion, on behalf of the Company, determines that share ownership by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of the Members, the Company will have the option, but not the obligation, to repurchase all or part of the shares held by such Member (to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value of such shares on the date the Company sends the Repurchase Notice referred to below (the "Repurchase Price"); provided, that the Board will use its best efforts to exercise this option equally among similarly situated Members (to the extent possible under the circumstances). In that event, the Company will also be entitled to assign its repurchase right to a third party or parties including the other Members, with the consent of such assignee. Each Member shall be bound by the determination by the Company to repurchase or assign its right to repurchase such Member's shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell.

     In the event that the Company or its assignee(s) determines to repurchase any such shares, the Company shall provide each Member concerned with written notice of such determination (a "Repurchase Notice") at least seven (7) calendar days prior to such repurchase or such shorter period as each such Member may authorize, specifying the date on which any such shares are to be repurchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Members of any intention to purchase or the conclusion of any purchase of shares. Payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer and made at a closing to be held no less than seven (7) calendar days after receipt of the Repurchase Notice by the Member.

     (3)  Restrictions on repurchases

     If the Company redeems or purchases shares pursuant to this Bye-law 10, it shall do so only in a manner it believes would not result, upon consummation of such redemption or purchase, in (i) any Person becoming or continuing to be a 9.5% Shareholder, other than Tower Group, Inc. or any of its Affiliates; or (ii) any Person becoming or continuing to be a United States 25% Shareholder.

11. Election of Directors
--- ---------------------

     (1) Unless otherwise provided by statute, regulation, stock exchange or self-regulatory organisation rule, the election and removal of Directors shall be governed by the following provisions.

     (2) The Board of Directors shall consist of such number of directors as the directors shall determine from time-to-time, or such number in excess thereof as the Members may from time to time determine that shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose in accordance with these Bye-laws. The Directors shall be divided into three (3) classes as nearly equal as possible (Class A, Class B and Class C). The initial Class A Directors shall serve for a term expiring at the annual general meeting of Members to be held in 2007; the initial Class B Directors shall serve for a term expiring at the annual general meeting of Members to be held in 2008; and the initial Class C Directors shall serve for a term expiring at the annual general meeting of Members to be held in 2009. At each annual general meeting of Members, the successor or successors of the class of Directors shall hold office for a term expiring at the annual general meeting of Members held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier death, disqualification, resignation, or removal.

     (3) Only Persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of Persons for election to the Board of the Company may be made at a meeting of Members called for the election of directors, or at the discretion of the Board, by any nominating committee or Person appointed by the Board, or by any Member of the Company entitled to vote for the election of Director at the meeting who complies with the Notice procedures set forth in this Bye-Law. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely Notice to the Secretary of the Company. To be timely, a Member's Notice shall be delivered to or mailed and received at the Office of the Company not less than sixty (60) days prior to such meeting. Such Member's Notice to the Secretary shall set forth (a) as to each Person whom the Member proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the Person, (ii) the principal occupation or employment of the Person, (iii) the class and number of shares of Common Shares of the Company which are beneficially owned by the Person, (iv) any other information relating to the Person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Schedule 14A of the Exchange Act, and (v) the consent of each nominee to serve as a Director, if so elected; and (b) as to the Member giving the Notice (i) the name and record address of the Member and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the Member. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. No Persons shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

     (4) The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


     (5) The Directors shall (subject to any resolution of the Members to the contrary) have the power from time to time and at any time to appoint any Person as a Director to fill a casual vacancy on the Board, provided, however, that the number of Directors so appointed shall not exceed any maximum number determined from time to time by the Members in a General Meeting. Any Director so appointed by the Board shall hold office until the next election of the class for which such director shall have been chosen and shall then be eligible for re-election at that meeting.


     (6) A Director shall not be required to hold any shares of the Company by way of qualification and a Director (as the case may be) who is not a Member shall be entitled to receive Notice of and to attend and speak at any General Meeting of the Company and of all classes of shares of the Company.


     (7) A retiring Director shall be eligible for re-election.

12. Defects in appointment of Directors
--- -----------------------------------

     All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every person had been duly appointed and was qualified to be a Director.

13. Removal of Directors
--- --------------------

     (1) Subject to any provision to the contrary in these Bye-laws, the Members may, at any annual general meeting or any special general meeting convened and held in accordance with these Bye-laws, remove any Director, only for Cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director's removal.

     (2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members at the meeting at which such Director is removed. A Director so appointed shall hold office in the same class of Directors as the removed Director held until the next annual general meeting or until such Director's office is otherwise vacated and, in the absence of such election or appointment, the Board may fill any such vacancy in accordance with Bye-law 14.

     (3) Subject to any provision to the contrary in these Bye-laws, a Director may be removed for any reason prior to the expiration of such Director's period of office or in any agreement between the Company and such Director by the unanimous vote of the Directors other than the Director in question at a board meeting duly convened and held in accordance with these Bye-laws.

     (4) A vacancy on the Board created by the removal of a Director under paragraph (3) of this Bye-law may be filled by the Board in accordance with Bye-law 14. A Director so appointed shall hold office until the next annual general meeting or until such Director's successor is elected or appointed or such Director's office is otherwise vacated.

14. Vacancies on the Board
--- ----------------------

     (1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director or if such Director's office is otherwise vacated. A Director so appointed by the Board shall hold office in the same class of Directors as the Director whose vacant position he is filling until the next annual general meeting or until such Director's office is otherwise vacated.

     (2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws, or such greater number as may have been determined by the Members, as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

     (3) The office of Director shall be vacated if the Director:

          (a)  is  removed  from  office   pursuant  to  these  Bye-laws  or  is
               prohibited from being a Director by law;

          (b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

          (c)  is or becomes of unsound mind or dies; or

          (d)  resigns his or her office by notice in writing to the Company.

15. Notice of meetings of the Board
--- -------------------------------

     (1) The Chairman or Deputy Chairman, or any two (2) Directors may, and the Secretary on the requisition of the Chairman or Deputy Chairman, or any two (2) Directors shall, at any time summon a meeting of the Board by at least three (3) Business Days' notice to each Director, unless such Director consents to shorter notice orally or in writing before the commencement of the meeting.


     (2) Notice of a meeting of the Board shall specify the general nature of the business to be considered at such meeting and shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non-transitory form at such Director's last known address or any other address given by such Director to the Company for this purpose. If such notice is sent by next-day courier, cable, telex, telecopier, facsimile or electronic mail, it shall be deemed to have been given the Business Day following the sending thereof and, if by post, five (5) Business Days following the sending thereof.

16. Quorum at meetings of the Board
--- -------------------------------

     The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in person or represented or such greater number as the Members shall determine.

17. Meetings of the Board
--- ---------------------

     (1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

     (2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

     (3) A resolution put to the vote at a duly constituted meeting of the Board at which a quorum is present and acting throughout shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes, the chairman shall have a second or casting vote.

18. Unanimous written resolutions
--- -----------------------------

     A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

19. Contracts and disclosure of Directors' interests
--- ------------------------------------------------

     (1) Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director's firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director's firm, partner or such company to act as Auditor of the Company.

     (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

     (3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

20. Remuneration of Directors
--- -------------------------

     The remuneration, if any, of the Directors shall be determined by the Board. In addition, each Director shall be paid his reasonable traveling, hotel and incidental expenses in attending and returning from meetings of the Board or committees appointed by the Board, or any Annual General Meeting or Special General Meeting of the Members, and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company's business or in the discharge of his duties as a Director. Any question as to the reasonableness of expenses as provided herein shall be a matter to be determined by the Board.


                                   COMMITTEES

21. Power to delegate to a committee
--- --------------------------------

     The Board may appoint one or more Board committees and may delegate any of its powers to any such committee. Without limiting the generality of the foregoing, such committees may include:

          (a) an Investment Committee, which shall advise the Board and Company on the investment of the Company's assets;

          (b)  an Audit Committee,  which shall, among other things,  advise the
               Board  with  respect  to  the   Company's   financial   reporting
               responsibilities and related matters;

          (c) a Compensation Committee, which shall, among other things, advise the Board with respect to compensation of Officers;

          (d) a Nominating and Corporate Governance Committee which shall advise the Board on all corporate governance matters; and

          (e) an Executive Committee which shall have all of the powers of the Board between meetings of the Board.



     All Board committees shall conform to such directions as the Board shall impose on them, provided that each member shall have one (1) vote, and each committee shall have the right as it deems appropriate to retain outside experts. Each committee may adopt rules for the conduct of its affairs, including rules governing the adoption of resolutions by unanimous written consent, and the place, time, and notice of meetings, as such committee shall consider advisable and as shall not be inconsistent with these Bye-laws or with any applicable resolution adopted by the Board. Each committee shall cause minutes to be made of all meetings of such committee and of the attendance thereat and shall cause such minutes and copies of resolutions adopted by unanimous consent to be promptly inscribed or incorporated by the Secretary in the Company's minute book.


                                    OFFICERS

22. Officers of the Company
--- -----------------------


     The Officers of the Company shall consist of a President and a Vice President or a Chairman and a Deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws.

23. Appointment of Officers
--- -----------------------


     The Board shall, as soon as possible after the statutory meeting of Members and after each annual general meeting, appoint a Chairman and a Deputy Chairman, who shall be Directors, or a President and a Vice President, who shall be Directors. The Secretary and any additional Officers shall be appointed by the Board from time to time.

24. Remuneration of Officers
--- ------------------------

     The Officers shall receive such remuneration as the Board may from time to time determine.

25. Duties of Officers
--- ------------------

     The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

26. Chairman of meetings
--- --------------------

     Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and if not the President, shall act as chairman at all meetings of the Members and of the Board at which such person is present. In his or her absence the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote

27. Register of Directors and Officers
--- ----------------------------------


     The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

                                     MINUTES

28. Obligations of Board to keep minutes
--- ------------------------------------

     (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

          (a)  of all elections and appointments of Officers;


          (b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

          (c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.


     (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.


                                    INDEMNITY

29. Indemnification of Directors and Officers of the Company
--- --------------------------------------------------------


     (1) The Directors, Secretary and other Officers (such term to include, for the purposes of this Bye-law and Bye-law 30, any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on loan or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. 30. Waiver of claim by Member


     Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

                                    MEETINGS

31. Notice of annual general meeting
--- --------------------------------

     The annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least ten days' notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

32. Notice of special general meeting
--- ---------------------------------


     The President or the Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five days' notice which shall state the time, place and the general nature of the business to be considered at the meeting.

33. Accidental omission of notice of general meeting
--- ------------------------------------------------

     The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

34. Meeting called on requisition of Members
--- ----------------------------------------

     Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

35. Short notice
--- ------------

     A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

36. Postponement of Meetings
--- ------------------------

     The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under Bye-law 35) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

37. Quorum For General Meeting
--- --------------------------

     At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% (on an Unadjusted Basis) of the total issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business; provided, that if the Company shall at any time have only one Member, one Member present in person or by proxy shall constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

38. Adjournment of meetings
--- -----------------------

     The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

39. Attendance at meetings
--- ----------------------

     Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

40. Written resolutions
--- -------------------

     (1) Subject to subparagraph (6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

     (2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

     (3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

     (4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

     (5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

     (6) This Bye-law shall not apply to:

          (a)  a resolution passed pursuant to Section 89(5) of the Act; or

          (b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

41. Attendance of Directors
--- -----------------------

     The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

42. Voting at meetings
--- ------------------

     (1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

     (2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

43. Voting on show of hands
--- -----------------------

     At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

44. Decision of chairman
--- --------------------

     At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

45. Demand for a poll
--- -----------------

     (1)  Notwithstanding  the  provisions  of  the  immediately  preceding  two
Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:

          (a)  the chairman of such meeting; or

          (b)  at least two Members  present in person or  represented by proxy;
               or

          (c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

          (d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

     (2) Where, in accordance with the provisions of paragraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, including any limitation on the voting power of any Controlled Shares pursuant to Bye-law 50, every Person present at such meeting shall have one vote for each share of which such Person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in paragraph (4) of this Bye-law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

     (3) A poll demanded in accordance with the provisions of paragraph (1) of this Bye-law, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

     (4) Where a vote is taken by poll each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

46. Seniority of joint holders voting
--- ---------------------------------

     In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

47. Instrument of proxy
--- -------------------

     The instrument appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, of Form "A" in the Schedule hereto, under the hand of the appointor or of his attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

48. Representation of corporations at meetings
--- ------------------------------------------

     A corporation which is a Member may by written instrument authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.


                            SHARE CAPITAL AND SHARES

49. Rights of shares
--- ----------------

     (1) Subject to any resolution of the Members to the contrary (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares), the share capital of the Company shall be divided into Common Shares, the holders of which shall, subject to the provisions of these Bye-laws:

          (a) be entitled to one vote per Common Share or, in the case of Controlled Shares, if applicable, a fraction of a vote per Controlled Share as determined pursuant to Bye-law 50;

          (b) be entitled to such dividends as the Board may from time to time declare;


          (c) in the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company; and

          (d) generally be entitled to enjoy all of the rights attaching to shares.

50. Limitation on voting rights of Controlled Shares
--- ------------------------------------------------

     (1) Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll at a general meeting every Member of record present in person or by proxy shall have one vote for each Common Share registered in his name in the register; provided, however, that, subject to the following provisions of this Bye-law 50, if and for so long as the number of issued Controlled Shares of any Person would constitute more than nine and one half percent (9.5%) of the total combined voting rights attaching to the issued Common Shares of the Company (calculated after giving effect to any prior reduction in voting rights attaching to Common Shares of other Persons as provided in this Bye-law 50), each such issued Controlled Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula (the "Formula"):

     (T - C) / (9.525 x C)


      Where: "T" is the aggregate number of votes conferred by all the issued Common Shares immediately prior to that application of the Formula with respect to such issued Controlled Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Shares pursuant to Bye-law 50(4) as at the same date; and

                  "C" is the number of issued Controlled Shares attributable to such Person.

     (2) The Directors may, by notice in writing, require any Member to provide, within not less than ten (10) Business Days, complete and accurate information to the registered office or such other place as the Directors may designate in respect of any or all of the following matters:

     (a) the number of Common Shares in which such Member is legally or beneficially interested;

     (b) the Persons who are beneficially interested in Common Shares in respect of which such Member is the registered holder;

     (c) the relationship, association or affiliation of such Member with any other Member or Person whether by means of common control or ownership or otherwise; or

     (d) any other facts or matters which the Directors may consider relevant to the determination of the number of Controlled Shares attributable to any Person.

     (3) If any Member does not respond to any notice given pursuant to Bye-law 50(2) above within the time specified therein or the Directors shall have reason to believe that any information provided in relation thereto is incomplete or inaccurate, the Directors may determine that the votes attaching to any Common Shares registered in the name of such Member shall be disregarded for all purposes until such time as a response (or additional response) to such notice reasonably satisfactory to the Directors has been received as specified therein.

     (4) The Formula shall be applied successively as many times as may be necessary to ensure that no Person shall be a 9.5% Shareholder at any time. For the purposes of determining the votes exercisable by Members as at any date, the Formula shall be applied to the shares of each Member in declining order based on the respective numbers of total Controlled Shares attributable to each Member. Thus, the Formula will be applied first to the votes of shares held by the Member to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the Member with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued Common Shares as of such date, as reduced by the application of the Formula to any issued Common Shares of any Member with a larger number of total Controlled Shares as of such date.

     (5) If, after giving effect to the provisions of Bye-law 50(1), the votes conferred by the Common Shares directly held by any Related Group would otherwise represent more than 9.5% of the votes conferred by all of the issued and outstanding Common Shares, the votes conferred by such Common Shares are hereby reduced (and shall be automatically reduced in the future) proportionately among all the Common Shares directly held by such Related Group in accordance with the relative voting power of such Common Shares, by whatever amount is necessary so that after any such reduction the votes conferred by the Common Shares directly held by such Related Group shall not exceed 9.5% of the votes conferred by all of the issued and outstanding Common Shares. The amount of any reduction in votes pursuant to this Bye-law 50(5) shall then be allocated and conferred proportionately among the Common Shares held directly by all shareholders or members of the Company who are not in such Related Group in accordance with the relative voting power of such Common Shares, provided, however, that no Common Shares shall be conferred votes to the extent that so doing shall cause any person to be treated as a 9.5% Shareholder.

     (6) Notwithstanding the provisions of paragraphs (1) and (2) of this Bye-law 50 above, having applied the provisions thereof as best as they consider reasonably practicable, the Directors may make such final adjustments to the aggregate number of votes attaching to the Common Shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no Person shall be a 9.5% Shareholder at any time.

     (7) This Bye-law 50 shall only be effective for and at such times when the Company shall have eleven (11) or more Members holding Common Shares.

51. Power to issue shares
--- ---------------------

     (1)  Subject to the  restrictions,  if any that are  provided  for in these
Bye-laws from time to time and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Board may determine. Further, the Board may create and issue shares of a new class or of any existing class of shares and the Board may generally exercise the powers of the Company set out in sections 45(1)(b), (c),
(d) and (e) of the Act, without the need of any approval of the Members as might otherwise be required by such sections of the Act. The Board may also issue options, warrants or other rights to purchase or acquire shares or, subject to
Section 43 of the Act, securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issue of shares or options or rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine. The Board may create and issue shares including, but not limited to, series of preferred shares (which may or may not be separate classes of preferred shares), at such times, for such consideration and on such terms and conditions, with similar or different rights or restriction as any other series (or class) and to establish from time to time the number of preferred shares to be included in each such series (or class), and to fix the designation, powers, preferences, voting rights, dividend rights, repurchase provisions, and other rights, qualifications, limitations or restrictions thereof, as it may determine, provided that if any shares so created by the Board confer any voting rights that entitle the holders thereof to vote generally with the Common Shares, such new shares shall also be subject to Bye-law 50 in the same manner as are the Common Shares and shall be included with the Common Shares in determining the limitation on voting rights pursuant to Bye-law 50.

     (2) Notwithstanding the foregoing provisions of this Bye-law, the Company shall not issue any shares in a manner that the Board believes would cause, by reason of such issuance, any Person to become or continue to be a 9.5% Shareholder, other than Tower Group, Inc. or any of its Affiliates. Notwithstanding the foregoing provisions of this Bye-law, the restrictions of this Bye-law 51(2) shall not apply to any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which the Company is a party, for resale.

     (3) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

     (4) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions mentioned in Sections 39A, 39B, and 39C of the Act.

     (5) The Company may (and the Board may exercise such power) from time to time do any one or more of the following things:

          (a) make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

          (b) accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

          (c) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

          (d) issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

52. Variation of rights and alteration of share capital
--- ---------------------------------------------------

     (1) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of that class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

     (2) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

     (3) Subject to the restrictions, if any, that are provided for in these Bye-laws from time to time, the Company may from time to time purchase its own shares in accordance with the provisions of Section 42A of the Act.

53. Registered holder of shares
--- ---------------------------

     (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

     (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member's address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

54. Death of a joint holder
--- -----------------------

     Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

55. Share certificates
--- ------------------

     (1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

     (2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

     (3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if they see fit.

56. Calls on shares
--- ---------------


     (1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.


     (2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

57. Forfeiture of Shares
--- --------------------

     (1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of Form "B" in the Schedule hereto.


     (2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.


     (3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.


                               REGISTER OF MEMBERS

58. Contents of Register of Members
--- -------------------------------

     The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

59. Inspection of Register of Members
--- ---------------------------------

     The Register of Members shall be open to inspection at the registered office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

60. Determination of record dates
--- -----------------------------

     Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

          (a)  determining the Members entitled to receive any dividend; and

          (b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.



                               TRANSFER OF SHARES

61. Instrument of transfer
--- ----------------------

     (1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form "C" in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

     (2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

62. Restrictions on transfer
--- ------------------------

     (1) Subject to the Act, this Bye-law 62 and such other of the restrictions contained in these Bye-laws and elsewhere as may be applicable, and except, in the case of any shares other than the Common Shares, as may otherwise be provided by the terms of issuance thereof, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.

     (2) Except for shares held by Tower Group, Inc. or any of its Affiliates, the Directors shall decline to register a transfer of shares if the Directors have reason to believe that the effect of such transfer would be that any Person would become or continue to be a 9.5% Shareholder or a United States 25% Shareholder.

     (3) The Directors may, in their absolute and unfettered discretion, decline to register the transfer of any shares if the Directors have reason to believe
(i) that such transfer may expose the Company, any subsidiary thereof, any Member or any Person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of such transfer under the Securities Act or under any blue sky or other U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected (provided, however, that in this case (ii) the Directors shall be entitled to request and rely on an opinion of counsel to the transferor or the transferee, in form and substance satisfactory to the Directors, that no such approval or consent is required and no such violation would occur, and the Directors shall not be obligated to register any transfer absent the receipt of such an opinion).

     (4) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

     (5) The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; provided that such registration shall not be suspended for more than forty-five days in any period of three hundred and sixty five (365) consecutive days.

     (6) The Directors may require any Member, or any Person proposing to acquire shares of the Company, to certify or otherwise provide information in writing as to such matters as the Directors may request for the purpose of giving effect to Bye-laws 10(2), 51(2), 62(2) and 62(3), including as to such Person's status as a U.S. Person, its Controlled Shares and other matters of the kind contemplated by Bye-law 50(2). Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Directors and such Member or proposed acquiror otherwise agree) as the Directors may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Directors as requested, or if the Directors have reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Directors may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.

     (7) The restrictions on transfer authorized by this Bye-law 62 shall not be imposed in any circumstance in a way that would interfere with the settlement of trades or transactions in the Common Shares entered into through the facilities of the PORTAL market; provided, however, that the Company may decline to register transfers in accordance with these Bye-laws or resolutions of the Board after a settlement has taken place.

63. Transfers by joint holders
--- --------------------------

     The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share or shares to the executors or administrators of such deceased Member.

64. Lien on Shares
--- --------------

     (1) The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Bye-law. The registration of a transfer of any such share shall operate as a waiver of the Company's lien (if any) thereon. The Company's lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

     (2) The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is then presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the relevant Member, or the Person, of which the Company has notice, entitled thereto by reason of such Member's death or bankruptcy. Effective upon such sale, any certificate representing such shares prior to such sale shall become null and void, whether or not it was actually delivered to the Company.

     (3) To give effect to any such sale the Directors may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

     (4) The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares immediately prior to such sale.


                             TRANSMISSION OF SHARES

65. Registration on death or bankruptcy
--- -----------------------------------

     Any Person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some Person to be registered as a transferee of such share, and in such case the Person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form "D" in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy.

66. Representative of deceased Member
--- ---------------------------------

     In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only Persons recognised by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other Persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other Person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

                        DIVIDENDS AND OTHER DISTRIBUTIONS

67. Declaration of dividends by the Board
--- -------------------------------------

     Subject to any rights or restrictions at the time lawfully attached to any class of shares and subject to these Bye-laws, the Board may, in accordance with
Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

68. Other distributions
--- -------------------

     The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

69. Reserve fund
--- ------------

     The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

70. Deduction of amounts due to the Company
--- ---------------------------------------

     The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

71. Unclaimed dividends
--- -------------------

     Any dividend unclaimed for a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, interest or other sum payable on or in respect of the shares into a separate account shall not constitute the Company a trustee in respect thereof.

72. Interest on dividend
--- --------------------

     No dividend or distribution shall bear interest against the Company.

73. Issue of bonus shares
--- ---------------------

     (1) Subject to Bye-law 51(2), the Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

     (2) The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.


                        ACCOUNTS AND FINANCIAL STATEMENTS

74. Records of account
--- ------------------

     The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

          (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relate;

          (b)  all sales and purchases of goods by the Company; and

          (c)  the assets and liabilities of the Company.

     Such records of account shall be kept at the registered office of the Company or, subject to Section 83(2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

75. Financial year end
--- ------------------

     The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be December 31st in each year.

76. Financial statements
--- --------------------

     Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.


                                      AUDIT

77. Appointment of Auditor
--- ----------------------

     Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

78. Remuneration of Auditor
--- -----------------------

     The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine, or, by the Board as permitted under the Act.

79. Vacation of office of Auditor
--- -----------------------------

     If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor's services are required, the Board shall, as soon as practicable, convene a special general meeting to fill the vacancy thereby created.

80. Access to books of the Company
--- ------------------------------

     The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

81. Report of the Auditor
--- ---------------------

     (1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

     (2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

     (3) The generally accepted auditing standards referred to in paragraph (2) of this Bye-law shall be those of the United States of America and the financial statements and the report of the Auditor shall disclose this fact.


                                     NOTICES

82. Notices to Members of the Company
--- ---------------------------------

     A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member's address in the Register of Members or to such other address given in writing for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

83. Notices to joint Members
--- ------------------------

     Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

84. Service and delivery of notice
--- ------------------------------

     Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.


                               SEAL OF THE COMPANY

85. The Seal
--- --------

     The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

86. Manner in which seal is to be affixed
--- -------------------------------------

     The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, provided that any Director, or Officer, may affix the seal of the Company attested by such Director or Officer's signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director or Officer. Any such signature may be printed or affixed by mechanical means on any share certificate, debenture, share or other security certificate.


                                   WINDING-UP

87. Winding-up/distribution by liquidator
--- -------------------------------------

     Subject to the Act, the Company may be wound up voluntarily by resolution of the Members. If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

                             ALTERATION OF BYE-LAWS

88. Alteration of Bye-laws
--- ----------------------

     No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Members, in accordance with Bye-law 42.


                              CERTAIN SUBSIDIARIES

89. Voting of Subsidiary Shares
--- ---------------------------

     Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general meeting of any direct or indirect non-U.S. subsidiary of the Company, the Directors shall refer the subject matter of the vote to the Members of the Company on a poll (subject to Bye-law 50) and seek authority from the Members for the Company's corporate representative or proxy to vote in favor of the resolution proposed by the subsidiary. The Directors shall cause the Company's corporate representative or proxy to vote the Company's shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary.

90. Bye-Laws or Articles of Association of Certain Subsidiaries
--- -----------------------------------------------------------


     The Board in its discretion shall require that the Bye-laws or Articles of Association of each subsidiary of the Company, organized under the laws of a jurisdiction outside the U.S., shall contain provisions substantially similar to Bye-law 89 herein. The Company shall enter into agreements with each such subsidiary, as reasonably necessary, to effectuate or implement this Bye-law.


                                  *********

                         SCHEDULE - FORM A (Bye-law 47)
                         ------------------------------

                ..............................................

                                    P R O X Y
                                    ---------


I/We
of
the     holder(s)     of     share(s)    in    the     above-named     company
hereby   appoint    ....................................................    or
failing him/her  .................................................  or failing him/her  .................................................  as my/our proxy to vote on my/our  behalf at the  general  meeting  of the  Company to be held on
the             day of               , 20    , and at any adjournment thereof.

Dated this            day of                  , 20

*GIVEN under the seal of the Company
*Signed by the above-named

..............................................................


..............................................................
Witness


*Delete as applicable.

                         SCHEDULE - FORM B (Bye-law 57)
                         ------------------------------

       NOTICE OF LIABILITY TO FORFEITURE FOR NON-PAYMENT OF CALL
       ---------------------------------------------------------

       You have  failed to pay the call of [amount of call] made on the ......
       day of  ........,  20..  last,  in  respect  of the  [number]  share(s)
       [numbers in figures]  standing in your name in the  Register of Members of the Company,  on the ......  day of .........,  20..  last,  the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of
       ..........  per annum computed from the said .......  day of .........,
       20...  last, on or before the .......  day of .........,  20... next at the place of business of the Company the share(s) will be liable to be forfeited.

       Dated this ....... day of .............., 20...

       [Signature of Secretary]
       By order of the  Board

                         SCHEDULE - FORM C (Bye-law 61)
                         ------------------------------

                          TRANSFER OF A SHARE OR SHARES
                          -----------------------------

FOR VALUE RECEIVED......................................................[amount]
................................................................... .[transferor]
hereby sell assign and transfer unto................................[transferee]
of.....................................................................[address]
...............................................................[number of shares]
shares of......................................................[name of Company]

Dated ................................................


.......................................................
                                                     (Transferor)

In the presence of:

.......................................................
                 (Witness)


.......................................................
                                                     (Transferee)

In the presence of:

.......................................................
                 (Witness)

                         SCHEDULE - FORM D (Bye-law 65)
                         ------------------------------

     TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY OF A MEMBER
     ----------------------------------------------------------------------


     I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased/bankrupt Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

       WITNESS our hands this ........ day of ..........., 20...

       Signed by the above-named                            )
       [person or persons entitled]                         )
       in the presence of:                                  )


       Signed by the above-named                            )
       [transferee]                                         )
       in the presence of:                                  )

                                                                    EXHIBIT 10.1


                              MANAGEMENT AGREEMENT


                                     between

                          CastlePoint Insurance Company

                                       and

                           Tower Risk Management Corp.



         This Agreement, entered into as of July 1, 2007 (the "Agreement") by and between CASTLEPOINT INSURANCE COMPANY, a property and casualty insurance company domiciled in New York (the "Company"), and TOWER RISK MANAGEMENT CORP., a New York corporation ("Manager"), each having offices located at 120 Broadway, New York, N.Y. 10271.

PREAMBLE

         WHEREAS, Company desires to appoint Manager as its manager for performing underwriting and claims and other services with respect to certain business, which includes but is not limited to Brokerage Business and business that is not Specialty Program Business and Insurance Risk-Sharing Business or Traditional Program Business, as set forth in this Agreement; and

         WHEREAS, Manager desires to perform such responsibilities;

         NOW, THEREFORE, Company and Manager, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.       Appointment.

         Company does hereby nominate, constitute, and appoint Manager as non-exclusive manager for: (i) the soliciting, underwriting, quoting, binding, issuing, and servicing of such of the Company's insurance policies as the Company determines for time-to-time on Exhibit A (such insurance and any policies, contracts, binders, endorsements, certificates, agreements, or evidence of insurance, individually and collectively, will be referred to as "Policy" or "Policies" hereunder), which business includes, but is not limited to, Brokerage Business and business that is not Specialty Program Business and Insurance Risk Sharing Business or Traditional Program Business.

2. Authority. Manager is authorized to:

         2.1 Issue, or direct Company to issue, Policies subject to: (i) the scope and limits granted in Exhibit A attached hereto; (ii) the terms and conditions (including exclusions) of forms of Policies prescribed by Company;
(iii) applicable state insurance laws, rules, and regulations; (iv) the underwriting guidelines approved by Company; (v) Company's ultimate right to veto the solicitation, underwriting, quoting, binding, and issuing of any Policy by Manager; (vi) Company's ultimate right to cancel any Policy subject to applicable governmental regulatory requirements for cancellation and non-renewal; (vii) Company's ultimate right to veto the appointment by Manager of any agent, broker or producer, and the ultimate power of Company to cancel any such agency pursuant to Section 2.4; (viii) Company's right to approve all advertising with respect to the Policies in which Company's name is used.

         2.2 Collect, account, receipt for, and remit premiums on Policies that Manager writes on behalf of Company in accordance with Section 2.1 and to retain its provisional management fee and policy billing fees, if any, out of premiums so collected. Manager agrees to pay all costs and expenses of collection from insureds where premiums to be received by Manager pursuant to this Agreement are not paid in full by the insured. Manager agrees that all premiums, including return premiums received by Manager, are Company's property and will be paid over to the Company.

         2.3 Secure or obtain agents and producers to produce business. Company appointments will follow upon Manager providing evidence that the agents and producers are lawfully licensed to transact the type of insurance they are expected to write, are not serving on Company's or Manager's board of directors and complete Company's appointment process. The agents and producers must meet the applicable compliance regulations for licensure.

         2.4      Terminate agents and producers.

         2.5 Investigate and settle claims as provided in Section 10 below and establish reserves for such claims.

         2.6 Purchase and maintain in effect treaty and facultative reinsurance to limit Company's exposure on the Policies to the net amounts outlined in Exhibit A. Company shall reimburse Manager for the Company's proportionate share, but not greater than 15% of catastrophe reinsurance costs attributable to the business written by it.

3.       Performance.

         3.1 Manager hereby accepts the foregoing appointment and agrees faithfully to perform the duties thereof in a professional manner as an agent of Company and to obey promptly such reasonable instructions as it may receive from time to time from Company in accordance with this Agreement.

         3.2 If Manager commits a material breach of this Agreement, Company may, as one remedy but not as an exclusive remedy, require its own employees or designated representatives to carry out Manager's duties hereunder. Manager shall reimburse Company for Company's reasonable expenses, including salaries, incurred for having Company's employees or representatives perform such duties or, at Company's option, Manager shall pay such employees or representatives directly. Such reimbursement or direct payments shall be made by Manager within five (5) days after Manager's receipt of invoices of such expenses.

4.       Fees.

          Manager shall receive a management fee quarterly for the foregoing services ("Management Fees") during each calendar year of this agreement (or part thereof) equal to (A) the management fee percentage for such year (as set forth below) (the "Management Fee Percentage") times (B) the amount of Subject Written Premium on Policies managed by Manager for Company, net of return premiums. "Subject Written Premium" shall mean direct written premium net of specific, aggregate and property catastrophe excess of loss reinsurance costs. It is expressly agreed that the Management Fee Percentage payable to the manager shall be reduced by any expenses attributable to boards, bureaus and taxes that are required to be paid by Company. The provisional Management Fee Percentage shall be 34%.

         Such Management Fee Percentage shall be subject to adjustment until all losses for a given year have been settled (or deemed settled as set forth below). Within sixty (60) days following the end of each year, Company shall calculate the Net Loss Ratio for each year that remains open and shall forward copies of such calculations to Manager. The Management Fee Percentage shall be increased nine-tenths of a percentage point for every percentage point by which the Net Loss Ratio is below 61% up to a maximum Management Fee Percentage of 36%, and decreased nine-tenths of a percentage point for every percentage point by which the Net Loss Ratio exceeds 61%, subject to a minimum Management Fee Percentage of 31% as follows:

             Net Loss Ratio                  Management Fee Percentage
             --------------                  -------------------------
             64.33% or higher                    31.0
             64                                  31.3
             63                                  32.2
             62                                  33.1
             61                                  34.0
             60                                  34.9
             59                                  35.8
             58.78 or lower                      36.0


The parties will settle amounts due within ten (10) days thereafter. The Net Loss Ratio for each year shall be deemed to be finalized six (6) years following the close of such year or at any time before six (6) years by mutual agreement of the parties.

         For the purposes of this paragraph 4, "Net Loss Ratio" shall mean, for any period of time, the ratio of Net Losses incurred during such period to Net Premium Earned for such period, where "Net Losses" means, for any period of time, any and all amounts that the Company is required to pay to or on behalf of insureds for insurance claims made under its Policies including loss adjustment expenses, after the application of any applicable reinsurance.

5.       Territory.

         Manager's authority to solicit, quote, underwrite, bind, issue, or service Policies extends only to insureds or prospective insureds located in the states specified in Exhibit A attached hereto, subject to: (i) the applicable licensing authority of Company, (ii) Company having made and received approval of all necessary regulatory filings and (iii) Manager obtaining licenses if required for activities conducted by Manager pursuant to this Agreement.

6. Representations and Warranties of Manager. On the effective date hereof, during the term of this Agreement, and for any period described in Section 14.5, Manager hereby represents and warrants to Company as follows:

         6.1 Laws and Licenses. Manager has complied and will comply with all applicable laws, rules, and regulations. Manager shall provide current copies of Manager's licenses, which will be maintained in Company's records. Company will appoint Manager in all applicable states. Manager will obtain and maintain at its own expense all licenses required for it to perform this Agreement.

         6.2 No Breach. This Agreement is a valid and binding obligation of Manager. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Manager's by-laws or certificate of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Manager is bound, and will not adversely affect the application for issuance or the validity of any license of Manager.

         6.3 Status. Manager is a duly organized and validly existing corporation in the State of New York.

         6.4 Authorization. The execution, delivery, and performance of this Agreement by Manager have been duly and properly authorized by it.

7. Representations and Warranties of Company. On the effective date hereof, during the term of this Agreement, and for any period described in Section 14.5, each Company hereby represents and warrants to Manager as follows:

         7.1 Laws and Licenses. Company has complied and will comply with all applicable laws, rules and regulations and shall, whenever necessary, obtain and maintain at its own expense all licenses required for it to perform this Agreement.

         7.2 No Breach. This Agreement is a valid and binding obligation of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Company's by-laws or articles of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Company is bound, and will not adversely affect the application for issuance or the validity of any license of Company.

         7.3 Status. Company is a duly organized and validly existing corporation in the State of New York.

         7.4 Authorization. The execution, delivery, and performance of this Agreement by Company have been duly and properly authorized by it.

8. Duties and Responsibilities. Subject to Company's supervision and instructions, Manager agrees to perform the following duties and services in addition to those otherwise enumerated in this Agreement with regards to Policies it manages hereunder:

         8.1 Solicit, underwrite, quote, bind, issue, secure proper countersignature when required by applicable laws, and service Policies on behalf of Company.

         8.2 Cancel Policies issued or underwritten by Manager in accordance with the terms of the Policies and applicable state regulations.

         8.3 Issue Policies only on forms approved by Company and filed with and approved by regulatory authorities wherever such filing and approval is required.

         8.4 Underwrite and issue Policies in accordance with the premium rates and underwriting criteria and guidelines as approved by Company.

         8.5 Investigate and settle claims as provided in Section 10 below and establish reserves for such claims.

         8.6 Maintain at Manager's expense data processing systems and equipment, an office or offices and a staff of employees sufficient in number and qualifications to perform the duties set forth in this Agreement.

         8.7 Pay to Company any fines imposed by regulatory authorities, taxation authorities, and their agents for data collection and advisory organizations, due to late filing or poor quality of data provided by Manager.

         8.8 Pay to Company any fines imposed by regulatory authorities upon Company due to the use of unapproved forms or rates by Manager or due to other market conduct violations caused by Manager's willful misconduct.

         8.9 Maintain separately for Company and each other insurer with which Manager does business, complete and current records and accounts, including underwriting files, which Manager shall retain in accordance with Section 12 and any applicable laws.

         8.10 Refund within sixty (60) days of the end of each calendar month, return commissions on Policy cancellations or premium reduction, in each case at the same rate at which such commissions were originally retained.

         8.11 Collect, account and receipt for premiums on Policies that Manager writes on behalf of Company in accordance with Section 2.1, and return premiums to policyowners, as necessary. Manager shall promptly remit premiums collected on Company's behalf, less return premium, reinsurance costs and Management Fees, to Company.

         8.12 Hold all monies, including premiums, return premiums, and monies received by Manager, in a fiduciary capacity for Company. Except as otherwise authorized by this Agreement, Manager shall maintain such monies in a separate and segregated bank account in a bank that is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. This account shall not be used for any purpose other than payments to or on behalf of Company. Any investment income produced from this bank account is the property of Manager.

         8.13 Comply with all regulatory requirements including, but not limited to, the cancellation, non-renewal, or conditional renewal of policies.

         8.14 Return upon demand after termination of this Agreement, all unused Policies, forms, and other property furnished to Manager by Company. Such items remain the property of Company. Manager shall fully cooperate with and assist Company in recovering such items from third parties, if any.

         8.15 Exercise Manager's authority through authorized employees of Manager or its affiliates.

         8.16 Exercise exclusive and independent control of Manager's time and conduct.

9.       Limitations of Authority.

         Notwithstanding the foregoing, all underwriting services provided to Company by Manager shall be based upon the written criteria, standards and guidelines of Company which shall retain the final authority over underwriting decisions including, but not limited to, acceptance, rejection, cancellation and termination of risks.

10.      Claims.

         10.1 Manager shall or shall arrange to investigate, negotiate, and settle all Policy claims or losses on behalf of Company; however, Manager shall obtain the prior approval of Company before handling and settling any Policy claim or loss which is in excess of One Hundred Thousand Dollars ($100,000) gross incurred loss. Manager shall determine coverage for claims; however, Manager shall obtain the prior written approval of Company for the handling of litigation in which the Company is named as a defendant or claims in which Manager seeks declaratory relief on behalf of Company. All claims or losses shall be reported in monthly statements pursuant to Section 11 below. In addition, Manager shall immediately notify Company in writing of any claim or loss as Company requests upon receiving notice or knowledge of: (i) any Policy claim or loss in excess of Two Hundred Fifty Thousand Dollars ($250,000) gross incurred loss; or (ii) any loss regardless of incurred dollar amount involving the following: fatalities; brain stem/brain damage injuries; spinal cord injuries; heart attacks; severe, non-accumulative hearing loss; severe, non-accumulative vision loss; amputation of major body part; paraplegia; quadriplegia; serious burns (i.e. second or third degree and/or burns over 50% of the body); non-union, compound, comminuted, serious fractures; injury to the spine or pervasive nerve damage; class action suits; allegations of criminal conduct by an insured or allegations of criminal conduct by an insured or allegations of criminal conduct on the insured's premises; bad faith claims or suits; demands in excess of policy limits; actual or alleged violations of the Deceptive Trade Practices Act; actual or alleged violations of the applicable State Insurance Codes; actual or alleged violation of law by Manager; or litigation naming Company as a defendant. In determining gross incurred loss, Manager shall consider the facts and circumstance of the claim or loss, Manager's analysis of the insured's liability for the claim or loss, Manager's analysis of damages resulting from the claim or loss and Manager's analysis of the applicability of coverage for the claim or loss. These individually reported claims or losses should be updated semi-annually and more frequently upon the occurrence of any material change in any claim or loss or any information previously reported to Company. Company shall be immediately notified if Manager is closing a file on a reported claim or loss and of the reason for this file closure. Failure to promptly notify Company of claims under this Section 10.1 shall be considered a material breach of this Agreement and subject to all the remedies provided herewith.

         10.2 Whenever Manager shall deem it prudent to engage legal counsel or loss adjusters to protect Company's interest regarding claims or losses, such services shall be provided only by qualified attorneys-at-law and/or licensed loss adjusters selected by Manager, who have substantial experience in the handling of claims litigation of the type involved. Upon execution of this Agreement, Manager shall submit to Company for approval a list of the attorneys and loss adjusters it intends to use. Such list shall be considered approved unless Company objects to any of such firms or individuals within fourteen (14) days after receipt of such list. Any provision hereof to the contrary notwithstanding, it is agreed that, with respect to any claim or loss of any amount, Manager shall promptly furnish Company, or its designee, any additional claim or loss information requested by Company with respect to a claim or loss pertaining to any Policy covered by this Agreement, and it is further agreed with respect to any claim or loss of any amount as follows:

                  a. Company may assign an attorney of its own choice to assume the defense of any claim or loss reported to Company and, in the event an attorney has already been employed by Manager, the service of such attorney which has already been employed by Manager shall be terminated by Manager forthwith and Manager shall waive any conflict of interest that may have been created by such attorney's employment by Manager.

                  b. In the event that Company is named as a defendant in any lawsuit, Manager shall, as soon as it has notice or knowledge of such lawsuit, immediately give written notice thereof to Company accompanied by a copy of the complaint and any court papers related to such lawsuit.

         10.3 All claims services provided to Company by Manager shall be based upon the written criteria, standards and guidelines of Company which shall retain the final authority over claims decisions including, but not limited to, payment and non-payment of claims.

         10.4 The Company will establish a bank account to fund claim payments on its policies managed by Manager. Manager shall be made an authorized signatory on, and shall pay claims out of such account. Manager shall not be obligated to pay claims unless such account is sufficiently funded by the Company.

11. Accounting and Reporting Procedures.

         Manager shall:

         Within thirty (30) days after the end of each month, remit to Company all premiums collected on Policies issued under the terms of this Agreement, less the provisional management fee due to Manager in accordance with Exhibit A attached hereto. Manager may not offset balances due to Company hereunder against balances due Manager under any other contract with Company;

                  On behalf of Company supply accounting, underwriting, and claim bordereaux with copies to Company, pursuant to these terms and conditions;

                  With regard to business placed by Manager with Company hereunder, furnish to Company, in electronic format, within thirty (30) days after the end of each quarter a report of written, earned, and unearned premiums; losses and loss adjustment expenses paid and outstanding; loss and loss adjustment expenses incurred; commissions earned by Manager;

                  Provide detail and summary reports, in an electronic or printed medium, as are required to meet all reporting requirements of state regulatory or taxation authorities, their managers for data collection, and advisory organizations including but not limited to:

                  a. Within thirty (30) days of the close of the calendar quarter: direct premiums (written and earned); in force premiums; policy counts (written and in force); direct losses and loss adjustment expenses including subrogation (paid and reserved); number of claims open, closed with payment, and closed without payment; as prescribed by state regulatory authorities.

                  b. Within thirty (30) days of the close of the calendar quarter: direct written premium, losses, and loss adjustment expense including subrogation (paid and reserved) transaction data as prescribed by advisory organizations providing loss cost and policy forms.

                  c. Thirty (30) days prior to the prescribed deadline: the reports of direct premiums (written and earned), losses, and loss adjustment expenses including salvage and subrogation (paid and reserved) as required by state regulatory data collection agents, including but not limited to financial calls, unit statistical data, summary statistical data, and detailed claim information for National Council on Compensation Insurance (NCCI), Insurance Services Office
         (ISO), and National Association of Independent Insurers (NAII), and various state-specific reporting requirements as necessary.

                  By the first business day of February of each year, Manager shall provide Company with any information Company may require in order to complete its statutory financial statements for the prior year. Company shall notify Manager of the material information required by December 31 of the prior year.

12. Books and Records.

         Manager shall keep such books and records as may be (i) reasonably requested by Company; or (ii) required by law, rulings, or orders of the insurance departments of the states having jurisdiction over: (a) Manager or Manager's business or (b) any Policies. Manager shall make such books and records available for examination, audit, and copying by the insurance departments of such states and by Company, or by their authorized representatives. Company shall have the right to examine and review at any reasonable time all books, records, files, and papers, including, but not by way of limitation, claim files and underwriting files maintained and kept by Manager which relate to this Agreement and the Policies. Manager shall institute and maintain retention and disposal systems for claim files and underwriting files in accordance with procedures and requirements as prescribed by law. All books and records of Manager shall be maintained at the principal place of business of Manager and shall be complete, accurate, and up-to-date, and shall reflect all monies paid or received by Agent and all transactions of Manager pursuant to this Agreement. Anything to the contrary notwithstanding, all of the books, records, files, and papers maintained and kept by Manager relating to underwriting and claims matters involving this Agreement or the Policies, shall be and remain the sole and exclusive property of Company except that upon termination of this Agreement, all right, title, and interest in and to all Policy renewals or expirations and all records with respect to renewals and expirations shall automatically and irrevocably transfer to and vest in Manager provided Manager has accounted for and has made payments of all amounts due Company and continues to do so.

13.      Indemnification.

         13.1 Manager shall indemnify and hold harmless Company from and against all losses, damages, costs, expenses, claims, fines, penalties, or liabilities of any description suffered by Company with respect to Manager on any Policies issued or underwritten by Manager, including, without limitation, any attorney's fees, in connection with or arising out of: (i) any violations by Manager of laws, rules, or regulations to which it is subject; (ii) any material breach of any warranty or representation of Manager made in this Agreement or any other material breach of this Agreement by Manager; or (iii) any willful misconduct, gross negligence, or misrepresentation, of Manager or of it officers, directors, employees, agents, sub-producers, or independent contractors.

         13.2 Company shall indemnify and hold harmless Manager from and against all losses, damages, costs, expenses, claims, fines, penalties, or liabilities of any description suffered by Manager with respect to Company on any Policies issued or underwritten by Company, including, without limitation, any attorney's fees, in connection with or arising out of: (i) any violations by Company of laws, rules, or regulations to which it is subject; (ii) any breach of any warranty or representation of Company made in this Agreement or any other breach of this Agreement by Company; or (iii) any alleged or actual misconduct, negligence, misrepresentation, or other acts or failures to act of Company or of it officers, directors, employees, agents, sub-producers, or independent contractors.

14. Termination of Agreement.

         14.1 This Agreement shall continue until terminated in accordance with Sections 14.2 through 14.6 below.

         14.2 This Agreement may be terminated immediately by either party upon giving written notice to the other party via electronic, certified or registered mail in the event of:

                  a. The misappropriation by either party of any funds or property belonging to the other party;

                  b. The fraud, gross negligence, or willful misconduct of the other party;

                  c. The license or certificate of authority of the other party in their state of domicile is canceled, non-renewed or suspended by any public authority;

                  d. An assignment by the other party for the benefit of creditors; the dissolution or liquidation of the other party; the appointment of a conservator, receiver, or liquidator for a substantial part of the other party's property; the institution of bankruptcy, insolvency, or similar proceedings by or against the other party;

                  e. Material breach by the other party of any provision of this Agreement;

                  f. If any law or regulation of the federal, state, or local government of any jurisdiction in which the other party is doing business shall render illegal or invalid any transaction contemplated by this Agreement, or any term of this Agreement, this Agreement may be terminated insofar as it applies to such jurisdiction by either party giving notice to the other party to such effect or by either party giving notice to the other party to such effect;

                  g. Change in ownership of ten percent (10%) or more of the outstanding voting stock of the other party, sale or transfer of the other party's assets, merger of the other party, or change or resignation of any principal officer or director of the other party;

                  h. The licenses required of the other party for it to perform under this Agreement expire, are terminated, or are not valid pursuant to the law of the State in which the other party is transacting business on behalf of either party.

         14.3 This Agreement may be terminated at any time by the Company if the Reinsurance covering the business under this agreement is cancelled, terminated or expired.

         14.4 This Agreement may be terminated at any time by mutual written agreement, or upon sixty (60) days prior written notice by either Company or Manager.

         14.5 If at any time either party sends notice of termination to the other party as provided in Section 14.2 above or the Agreement is otherwise terminated as provided herein, the Manager shall not solicit, underwrite, quote, bind, or issue any Policies or renew any existing Policies for which the inception date or renewal date falls after the effective date of termination of this Agreement, nor shall Manager cancel and rewrite any existing Policies.

         14.6 Unless otherwise indicated by this Agreement or either party otherwise notifies the other party in writing, Manager's duties and responsibilities under this Agreement shall survive termination of this Agreement until such time as all Policies issued, underwritten, or serviced by Manager pursuant to this Agreement have expired and all known losses under such Policies have been paid or settled, have run off or otherwise have been disposed of in the judgment of Company, all incurred but not reported loss reserves have been reduced to zero, and any amounts owed to Company by others has been paid. The only compensation Manager shall receive for its performance of its duties hereunder (both during and after the term of this Agreement) is set forth in
Section 4.

         14.7 Upon termination of the Agreement, Manager shall, unless notified in writing to the contrary by Company:

                  a. Continue to represent Company for the purpose of servicing Policies placed by Manager with Company which are in force on, or renewed at Company's election, or as required by law, after the date of termination of this Agreement, and Manager shall continue to receive its normal compensation for such services.

                  b. Issue and countersign appropriate endorsements on Policies in force, provided that without prior written approval of Company, such endorsement shall not increase nor extend Company's liability nor extend the term of any Policy.

                  c. Collect and receipt for premiums and retain commissions out of premiums collected as full compensation.

         14.8 Any notice issued pursuant to this Section shall be effective on the day after it is received by Manager.

15. Suspension of Manager's Authority.

         15.1 In lieu of terminating this Agreement, Company may give written notice to Manager that Company is immediately suspending Manager's authority in its entirety or in any particular state to bind new or renewal business, change any existing Policy and/or settle any claim during the pendency of any of the following events:

                  a. Manager is delinquent in payment of any monies due Company;

                  b. Any dispute exists between Manager and Company regarding the existence of any of the events listed in Section 14.2;

         15.2 Such suspension shall remain in effect until such delinquency is cured or dispute is resolved and Manager receives written notification from Company to that effect. If such delinquency is not cured within fifteen (15) days from the date of receipt of written notification by Manager of such delinquency, Company may exercise its right to terminate this Agreement under
Section 14.2.

         15.3 Unless otherwise notified in writing to the contrary by Company, Manager's obligation under this Agreement shall continue during the suspension of Manager's authority under this Agreement.

         15.4 Any notice of suspension issued pursuant to this Section shall be effective immediately.

16. Ownership of Expirations.

         The use and control of expirations of the Policies will remain the property of Manager; and Company will not, without consent of Manager, (a) refer or communicate to any other agent or broker, Company's records of insureds, expiration dates and other material information relating to specific risks except for loss or claims information specifically requested by the insured or the insured's authorized representative nor (b) use such material information relating to specific risks for purposes of solicitation.

17. Mediation; Arbitration and Injunctive Relief.

         17.1 If any dispute arises between Company and Manager with reference to the interpretation, performance, or breach of this Agreement (whether the dispute arises before or after termination of this Agreement) such dispute, if not resolved by the parties, must be submitted to non-binding mediation. If such dispute is not resolved by non-binding mediation within sixty (60) days it will then be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

         17.2 One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails for any reason to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area.

         17.3 All arbitrators shall be active or retired disinterested officials of insurance or reinsurance companies not under the control or management of either party to this Agreement and will not have personal or financial interests in the result of the arbitration.

         17.4 Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures, and schedules for hearings.

         17.5 The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in New York, New York. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of New York. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

         17.6 The panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance businesses within sixty (60) days following the termination of the hearing unless the parties consent to an extension. Judgment upon the award may be entered in any court having jurisdiction thereof.

         17.7 Punitive damages will not be awarded. The arbitrators may, however, at their discretion award such other costs and expenses as they deem appropriate, including but not limited to attorneys' fees, the cost of arbitration, and arbitrators' fees, to the extent permitted by law.

         17.8 It is understood and agreed that in the event of any breach or threatened breach, Company may apply to a court of competent jurisdiction for, and shall be entitled to, injunctive relief from such court, without the requirement of posting a bond or proof of damages, designed to cure existing breaches and to prevent a future occurrence or threatened future occurrence of like breaches on the part of Manager. It is further understood and agreed that the remedies and recourses herein provided shall be in addition to, and not in lieu of, any other remedy or recourse which is available to Company either at law or in equity in the absence of this paragraph including without limitation the right to damages.

18. Miscellaneous.

18.1 This Agreement may be revised by mutual agreement of Manager and Company and such revision shall be evidenced by a written agreement duly executed by authorized representatives of Manager and Company, which specifies the effective date thereof. Any amendment to which section 1505 of the New York Insurance Laws is applicable shall be resubmitted to the Superintendent of Insurance in accordance with the provisions of that section.

18.2 Manager shall not have authority to represent Company on any exclusive basis with respect to any policy form, line, or class or subclass of business, unless otherwise authorized in writing by Company.

18.3 Manager shall not commit Company to any expenses or obligations not specifically provided for herein without the prior written permission of Company. Company shall reimburse Manager for expenses and costs incurred by Manager which are not in the ordinary course of business and which Company has specifically approved.

18.4 Company shall have the right to oversee and supervise the operation of this Agreement, including but not limited to the right at all reasonable times to have access to and to copy at Company's expense Manager's books and records as they relate to this Agreement, which rights shall survive the termination or expiration of this Agreement. The director or commissioner of insurance of any state where Manager issues Policies on behalf of Company shall have at all reasonable times the right of access to all books, records, and bank account of Manager in a form usable by such official.

18.5 During the term of this Agreement, Manager shall obtain and maintain in full force and effect, at its expense, fidelity insurance with a minimum policy limit of $1,000,000, errors and omissions insurance with a minimum policy limit of $2,000,000, directors and officers insurance with a minimum policy limit of $2,000,000, and general liability insurance with a minimum policy limit of $1,000,000 and on such terms as are reasonably acceptable to Company. Manager shall furnish Company with copies of the certificates of insurance for such insurance, and shall not cancel or amend any such insurance without Company's prior written consent.

18.6 Manager shall provide to Company, copies of its quarterly financial reports and annual audited financial reports.

18.7 If Manager fails in any respect to fulfill its duties and responsibilities under this Agreement, then the expense incurred by Company in order to fulfill Manager's duties and responsibilities under this Agreement will be fully reimbursed by Manager.

18.8 This Agreement may not be directly or indirectly assigned by either party in whole or in part, nor may Manager appoint a sub managing general Manager.

18.9 Any provision of this Agreement which conflicts with applicable law or regulation will be amended to the minimum extent necessary to effectuate compliance with such law or regulation.

18.10 Manager is an independent contractor, not an employee of Company, and nothing in this Agreement shall be construed to create an employer/employee relationship between Company and Manager.

18.11 This Agreement shall be construed in accordance with the laws of the State of New York.

18.12 Neither Company nor Manager shall disclose material details of this Agreement and the Policies without the prior consent of the other party. However, this restriction will not apply to disclosures made by Company or Manager to its agents, producers, shareholders, policyholders, auditors, accountants, arbitrators, legal counsel, or other third parties as required in the ordinary course of business, nor to disclosures required by arbitration panels, governmental agencies, regulatory authorities, or courts of law.

18.13 Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

18.14 Manager acknowledges and agrees that it will benefit from this Agreement and that a breach by it of the covenants contained herein would cause Company irreparable damages that could not adequately be compensated for only by monetary compensation. Manager shall notify Company in writing via electronic, certified or registered mail, within five (5) days if there is a change in ownership of ten percent (10%) or more of the outstanding voting stock of Manager, sale or transfer of all Manager's assets, merger of Manager, or change of any principal officer or director of Manager including, but not limited to, resignation.

18.15 Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by electronic, certified or registered mail, postage prepaid, if to Company, addressed to Tower Risk Management Corp., 120 Broadway, 31st Floor, New York, New York, 10271, Attention: Stephen Kibblehouse, General Counsel, and if to Company addressed to CastlePoint Insurance Company., 120 Broadway, 30th Floor, New York, NY 10271, Attention: General Counsel or such other address as notified by either party to the other.

18.16 Notwithstanding any other provisions of this Agreement, the business and affairs of Company shall be managed by its board of directors, and, to the extent delegated by the board, by its appropriately authorized officers. The board of directors and officers of Manager shall not have any management prerogatives with respect to the business affairs and operations of the Company.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                                 TOWER RISK MANAGEMENT CORP.



                                                 By:     /s/ Frank Colalucci
                                                    ----------------------------
                                                 Title: Sr VP and CFO



                                                 CASTLEPOINT INSURANCE COMPANY



                                                 By:     /s/  Joel Weiner
                                                    ----------------------------
                                                 Title:    Sr VP and CFO

EXHIBIT A

SCHEDULE OF AUTHORITY
---------------------

Manager is only authorized to accept or bind business, as defined in Section A below, subject to the amounts and stipulations indicated below. Amounts in excess of the authorized limits or classifications must be referred to Company for review and approval prior to binding.



         A. GROSS NET WRITTEN PREMIUM LIMIT. A maximum of $100,000,000 unless Manager obtains the prior written consent of Company. Gross Net Written Premium shall mean gross written premium of Company less returned premium for cancellations and reductions.

         B. POLICY LIMITS, COVERAGE CLASSIFICATIONS AND MAXIMUM NET LINES (after treaty and facultative reinsurance).



         --------------------------------------------- -------------------------------- -----------------------------
         Coverage                                      Limit                            Maximum Net Lines
         --------------------------------------------- -------------------------------- -----------------------------
         Property                                      $50 Million or TBA               $1 Million per risk/per
         (including Equipment Breakdown)                                                occurrence
         --------------------------------------------- -------------------------------- -----------------------------
         General Liability and Auto Liability          $1 Million per Occurrence / $2   $1 Million per occurrence
                                                       Million Aggregate
         --------------------------------------------- -------------------------------- -----------------------------
         Workers' Compensation                         Statutory                        $1 Million per occurrence
         Employer's Liability                          $1 Million
         --------------------------------------------- -------------------------------- -----------------------------
         Excess and Umbrella Liability                 $10 Million                      $250,000 per occurrence
         --------------------------------------------- -------------------------------- -----------------------------


The above coverages are provided on ISO forms and on certain independent manuscript forms to be agreed.

Other classifications of insurance may be written on Company's insurance policies subject to Company's prior approval.

         C. TERRITORIAL LIMITATIONS. Manager shall not issue any policy in any jurisdiction other than the authorized states defined as those states in which Company is licensed and has filed and approved rates and policies. Company at its own discretion may limit or revoke Manager's authority as regards any particular state.

                                                                    EXHIBIT 10.2

                                 Amendment No.2

                                       To

                              Amended and Restated
  Brokerage Business Quota Share Reinsurance Agreement Effective April 1, 2006
              (Hereinafter referred to as the "Original Agreement")

                                     Between

                       TOWER INSURANCE COMPANY OF NEW YORK
                   (Hereinafter referred to as the "Company")

                                       And

                      CASTLEPOINT REINSURANCE COMPANY LTD.
                  (Hereinafter referred to as the "Reinsurer")

WHEREAS, the Reinsurer and the Company are parties to the Original Agreement

NOW THEREFORE, the parties hereby agree to amend the Original Agreement as amended by Amendment No. 1 as follows:

1. Effective July 1, 2006, Article VI, Reinsurance Coverage, paragraph A (1. Amendment - A. of Amendment No. 1) will be revised to read as follows:

              The Company shall automatically and obligatorily cede to the Reinsurer, and the Reinsurer shall be obligated to accept as assumed reinsurance, a 40% quota share portion of the Net Liabilities with respect to new and renewal business, subject to adjustment as set forth below. The Company may, in its sole discretion, change the quota share participation of the Reinsurer, from time to time, as of any six month anniversary date of the effective date of this Agreement upon not less than thirty (30) days prior written notice to the Reinsurer, unless such notice is waived by the Reinsurer, and provided, however, that the Company and the Reinsurer may agree to change the Reinsurer's quota share participation as of any calendar quarter, with all such changes being affixed to the Agreement; provided further, however, that the quota share participation of the Reinsurer shall at all times during the term of this Agreement be a minimum of 25% and a maximum of 50%,. Notwithstanding the foregoing, if the Company writes business of the type that it has historically not written or writes more than 25% of its gross written premiums outside the state of New York in any 12 month period ending on the anniversary date of this Agreement, then the Reinsurer has the right to refuse to reinsure such business that the Company has not historically written and such excess business written outside the State of New York.

              Furthermore, for the period beginning April 1, 2007, the amount of property catastrophe premiums ceded that will be paid by the Reinsurer shall be 30% of property catastrophe premiums, and, for the period beginning April 1, 2007, the amount of property catastrophe losses incurred that will be paid by the Reinsurer shall be 30% of the Company's property catastrophe net retained losses .

2.   Effective January 1, 2007, the quota share cession referenced to under
Article IV, Reinsurance Coverage, paragraph A, is 49% with respect to new and renewal business.

3    Effective January 1, 2007, paragraph 1.C of Addendum No. 1 is deleted.

4.   Effective April 1, 2007, Company is defined as follows:

     TOWER INSURANCE COMPANY OF NEW YORK (on behalf of itself and its pooling partner TOWER NATIONAL INSURANCE COMPANY)

All other terms and conditions will remain unchanged.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be executed.


                  TOWER INSURANCE COMPANY OF NEW YORK (on behalf of itself and its pooling partner TOWER NATIONAL INSURANCE COMPANY)

                  By:  /s/  Francis M Colalucci
                       ------------------------
                  Name:  Francis M Colalucci
                  Title: SR VP & CFO
                  Date: 5/16/07

                  CASTLEPOINT REINSURANCE COMPANY, LTD.

                  By:  /s/ Joseph P. Beitz
                       ------------------------
                  Name: Joseph P. Beitz
                  Title: President
                  Date:  5/16/07

                                                                    EXHIBIT 10.3

                                 Amendment No.3

                                       To

                              Amended and Restated
  Brokerage Business Quota Share Reinsurance Agreement Effective April 1, 2006
              (Hereinafter referred to as the "Original Agreement")

                                     Between

                       TOWER INSURANCE COMPANY OF NEW YORK
                        TOWER NATIONAL INSURANCE COMPANY
                   (Hereinafter referred to as the "Company")

                                       And

                      CASTLEPOINT REINSURANCE COMPANY LTD.
                  (Hereinafter referred to as the "Reinsurer")


WHEREAS, the Reinsurer and the Company are parties to the Original Agreement.

NOW THEREFORE, the parties hereby agree to amend the Original Agreement as follows:

Effective April 1, 2007, item 4 of Amendment No. 2 shall be deleted and the Preamble of the Original Agreement is hereby amended to read as follows:

                              Amended and Restated
  Brokerage Business Quota Share Reinsurance Agreement Effective April 1, 2006
              (Hereinafter referred to as the "Original Agreement")

                                     Between

         THE INSURANCE COMPANIES THAT ARE SIGNATORIES TO THIS AGREEMENT
                   (Hereinafter referred to as the "Company")

                                       And

                    THE SUBSCRIBING REISURERS AS PER ATTACHED
                       INTEREST AND LIABILITIES AGREEMENTS

All other terms and conditions will remain unchanged.

                        INTEREST & LIABILITIES AGREEMENT
                        Attaching to and Forming Part of

                              Amended and Restated
  Brokerage Business Quota Share Reinsurance Agreement Effective April 1, 2006
              (Hereinafter referred to as the "Original Agreement")

                                     Between

         THE INSURANCE COMPANIES THAT ARE SIGNATORIES TO THIS AGREEMENT
                   (Hereinafter referred to as the "Company")

                                       And

                          CASTLEPOINT INSURANCE COMPANY
            (Hereinafter referred to as the "Subscribing Reinsurer")

It is hereby mutually understood and agreed by and between the Company and the Subscribing Reinsurer that, as respects business written or renewed with effective dates on or after April 1, 2007, the Subscribing Reinsurer's share in the interest and liabilities of the Reinsurers will be 9%

The share of the Subscribing Reinsurer will be separate and apart from the shares of the other Reinsurers and will not be joint with those of the other Reinsurers, and the Subscribing Reinsurer will in no event participate in the interest and liabilities of other Reinsurers.

It is further mutually understood and agreed by and between the Company and the Subscribing Reinsurer that Addendum No. 3 attaches to and forms part of the captioned Agreement and prior amendments thereto, the terms of which are incorporated herein by reference..

This Agreement may be executed in two or more counterparts, each of which, when duly executed will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be executed by their duly authorized representatives.

In New York, New York, this 7th of August 2007 on behalf of the Company.

                  For participation effective April 1, 2007:

                  TOWER INSURANCE COMPANY OF NEW YORK

                  By:  /s/ Francis M Colalucci
                     ------------------------------
                  Name: Francis m Colalucci
                  Title: Sr VP, CFO & Treasurer

                  TOWER NATIONAL INSURANCE COMPANY

                  By: /s/ Francis M Colalucci
                     ------------------------------
                  Name:  Francis m Colalucci
                  Title: Sr VP, CFO & Treasurer

                  For participation effective April 10, 2007:

                  PRESERVER INSURANCE COMPANY

                  By: /s/ Michael C. Haines
                     ------------------------------
                  Name:  Michael C. Haines
                  Title:  Sr VP, CFO & Treasurer

                  MOUNTAIN VALLEY INDEMNITY COMPANY

                  By:  /s/ Michael C. Haines
                       ----------------------------
                  Name:  Michael C. Haines
                  Title:   Sr VP, CFO & Treasurer

                  NORTH EAST INSURANCE COMPANY

                  By:  /s/ Michael C. Haines
                     ------------------------------
                  Name:  Michael C. Haines
                  Title:  Sr VP, CFO & Treasurer


                  For participation effective April 1, 2007:

                  CASTLEPOINT INSURANCE COMPANY


                  By:  /s/ Roger A. Brown
                     ------------------------------
                  Name:   Roger A Brown
                  Title: Secretary

                        INTEREST & LIABILITIES AGREEMENT
                        Attaching to and Forming Part of

                              Amended and Restated
  Brokerage Business Quota Share Reinsurance Agreement Effective April 1, 2006
              (Hereinafter referred to as the "Original Agreement")

                                     Between

         THE INSURANCE COMPANIES THAT ARE SIGNATORIES TO THIS AGREEMENT
                   (Hereinafter referred to as the "Company")

                                       And

                      CASTLEPOINT REINSURANCE COMPANY, LTD.
            (Hereinafter referred to as the "Subscribing Reinsurer")

It is hereby mutually understood and agreed by and between the Company and the Subscribing Reinsurer that, as respects business written or renewed with effective dates on or after April 1, 2007, the Subscribing Reinsurer's share in the interest and liabilities of the Reinsurers will be 40%.

The share of the Subscribing Reinsurer will be separate and apart from the shares of the other Reinsurers and will not be joint with those of the other Reinsurers, and the Subscribing Reinsurer will in no event participate in the interest and liabilities of other Reinsurers.

It is further mutually understood and agreed by and between the Company and the Subscribing Reinsurer that Addendum No. 3 attaches to and forms part of the captioned Agreement and prior amendments thereto, the terms of which are incorporated herein by reference..

This Agreement may be executed in two or more counterparts, each of which, when duly executed will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be executed by their duly authorized representatives.

In New York, New York, this 9th day of August,2007 on behalf of the Company:

                  For participation effective April 1, 2007:

                  TOWER INSURANCE COMPANY OF NEW YORK

                  By:  /s/ Francis M Colalucci
                     ------------------------------
                  Name:  Francis m Colalucci
                  Title:  Sr VP, CFO & Treasurer

                  TOWER NATIONAL INSURANCE COMPANY

                  By: /s/ Francis M Colalucci
                     ------------------------------
                  Name:   Francis m Colalucci
                  Title:   Sr VP, CFO & Treasurer

                  For participation effective April 10, 2007:

                  PRESERVER INSURANCE COMPANY

                  By: /s/ Michael C. Haines
                     ------------------------------
                  Name:   Michael C. Haines
                  Title:    Sr VP, CFO & Treasurer

                  MOUNTAIN VALLEY INDEMNITY COMPANY

                  By: /s/ Michael C. Haines
                     ------------------------------
                  Name:   Michael C. Haines
                  Title:    Sr VP, CFO & Treasurer

                  NORTH EAST INSURANCE COMPANY

                  By: /s/ Michael C. Haines
                     ------------------------------
                  Name:   Michael C. Haines
                  Title:   Sr VP, CFO & Treasurer


In Hamilton, Bermuda, this 7th day of August, 2007 on behalf of the Reinsurer:

                  For participation effective April 1, 2007:

                      CASTLEPOINT REINSURANCE COMPANY, LTD.


                  By:  /s/ John S. Barada
                     ------------------------------
                  Name:    John S. Barada
                  Title:    VP of Underwriting

                                                                    Exhibit 31.1
                            CERTIFICATION PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002


I, Michael H. Lee, certify that:

1. I have reviewed the Quarterly Report of CastlePoint Holdings, Ltd. (the "Company") on Form 10-Q for the quarterly period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report");

2. Based on my knowledge, the Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report;

3. Based on my knowledge, the financial statements, and other financial information included in the Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in the Report;

4. The Company's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a - 15(e) and 15d - 15(e)) for the Company and have:

          a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the Report is being prepared;

          b) evaluated the effectiveness of the Company's disclosure controls and procedures and presented in the Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by the Report based on such evaluation; and

          c) disclosed in the Report any change in the Company's internal control over financial reporting that occurred during the Company's third quarter of 2007 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting; and

5. The Company's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company's auditors and to the audit committee of the board of directors:

          a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.


/s/ Michael H. Lee
------------------
Michael H. Lee
Chief Executive Officer
November 13, 2007

Exhibit 31.2


                            CERTIFICATION PURSUANT TO
             SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Joel S. Weiner, certify that:

1. I have reviewed the Quarterly Report of CastlePoint Holdings, Ltd. (the "Company") on Form 10-Q for the quarterly period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report");

2. Based on my knowledge, the Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report;

3. Based on my knowledge, the financial statements, and other financial information included in the Report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in the Report;

4. The Company's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a - 15(e) and 15d - 15(e)) for the Company and have:

          a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the Report is being prepared;

          b) evaluated the effectiveness of the Company's disclosure controls and procedures and presented in the Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by the Report based on such evaluation; and

          c) disclosed in the Report any change in the Company's internal control over financial reporting that occurred during the Company's third quarter of 2007 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting; and

5. The Company's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company's auditors and to the audit committee of the board of directors:

          a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.


/s/ Joel S. Weiner
------------------
Joel S. Weiner
Chief Financial Officer
November 13, 2007

                                                                      Exhibit 32

      CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

                       PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Quarterly Report of CastlePoint Holdings, Ltd. (the "Company") on Form 10-Q for the quarterly period ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Michael H. Lee, Chief Executive Officer of the Company, and Joel
S. Weiner, Senior Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


/s/ Michael H. Lee
------------------
Michael H. Lee
Chief Executive Officer

November 13, 2007



/s/ Joel S. Weiner
------------------
Joel S. Weiner
Senior Vice President and Chief Financial Officer

November 13, 2007